                                                                    EXHIBIT 2(a)

                                                                   EXECUTED COPY





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                            STOCK PURCHASE AGREEMENT

                                    BETWEEN

                     EAGLE INDUSTRIAL PRODUCTS CORPORATION

                                      AND

                           THOMAS & BETTS CORPORATION

                             DATED NOVEMBER 1, 1995

                       RE:  PURCHASE AND SALE OF STOCK OF

                              AMERACE CORPORATION



--------------------------------------------------------------------------------

                                                    TABLE OF CONTENTS
                                                    -----------------
ARTICLE I - PURCHASE AND SALE OF STOCK  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.1     Purchase and Sale of Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                 --------------------------

ARTICLE II - PURCHASE PRICE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         2.1     Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                 --------------
         2.2     Purchase Price Adjustment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                 -------------------------
         2.3     Calculation and Payment of Purchase Price Adjustment . . . . . . . . . . . . . . . . . . . . . . . .   1
                 ----------------------------------------------------

ARTICLE III - SELLER'S REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         3.1     Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                 ------------
         3.2     Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                 ---------
         3.3     Transaction not a Breach . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                 ------------------------
         3.4     Ownership of Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                 ------------------
         3.5     Corporate Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                 ---------------------
         3.6     Certain Contractual Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                 -------------------------------
         3.7     Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                 ------
         3.8     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                 --------------------
         3.9     Change in Condition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                 -------------------
         3.10    Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 -----------
         3.11    Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 --------------------
         3.12    Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 ---------
         3.13    Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 -----------
         3.14    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 ----------
         3.15    Intellectual Property Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 ----------------------------
         3.16    Insurance Policies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 ------------------
         3.17    Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 ----------------------
         3.18    Bank Accounts and Letters of Credit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 -----------------------------------
         3.19    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 ---------------------
         3.20    Transactions with Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 ----------------------------
         3.21    Powers of Attorney . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 ------------------
         3.22    Suppliers and Customers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 -----------------------
         3.23    Guaranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 ----------
         3.24    Brokers, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 ------------
         3.25    Product Warranty . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 ----------------
         3.26    Joint Ventures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 --------------

ARTICLE IV - BUYER'S REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         4.1     Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 ------------
         4.2     Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 ---------
         4.3     Transaction not a Breach . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 ------------------------

November 1, 1995

         4.4     Financial Ability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 -----------------
         4.5     No Implied Representations or Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 ----------------------------------------

ARTICLE V - OTHER AGREEMENTS OF THE PARTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         5.1     Continuing Operation of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 --------------------------------
         5.2     Inspection . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 ----------
         5.3     Access to Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 -----------------
         5.4     Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 -----------
         5.5     Filing Under Hart-Scott-Rodino Antitrust Improvements Act of 1976  . . . . . . . . . . . . . . . . .  26
                 -----------------------------------------------------------------
         5.6     Chemical Bank Financing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 -----------------------
         5.7     Outstanding Letters of Credit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 -----------------------------
         5.8     Repayment of Intercompany Debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 ------------------------------
         5.9     Cash and Cash Equivalents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 -------------------------
         5.10    Pension and Savings Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 ------------------------
         5.11    Consents, Releases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 ------------------
         5.12    Responsibility for Insurance Coverage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 -------------------------------------
         5.13    Transfer Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 --------------
         5.14    Financing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 ---------
         5.15    Notices of Developments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 -----------------------
         5.16    Exclusivity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 -----------
         5.17    Title Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 ---------------
         5.18    Litigation Support . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 ------------------
         5.19    Transition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 ----------
         5.20    Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 ---------------
         5.21    Covenant Not to Compete  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 -----------------------
         5.22    Environmental Assessment Protocol; Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                 -----------------------------------------
         5.23    Medical Benefits; Retiree Welfare Benefit Coverage . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 --------------------------------------------------
         5.24    Schedules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 ---------

ARTICLE VI - CONDITIONS TO OBLIGATIONS OF THE PARTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         6.1     Conditions to Obligations of Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 ----------------------------------
         6.2     Conditions to Obligations of Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                 -----------------------------------
         6.3     Non-Fulfillment of Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                 -----------------------------

ARTICLE VII - CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         7.1     Time, Date and Place of Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                 -------------------------------
         7.2     Deliveries by Seller at Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                 -------------------------------
         7.3     Deliveries by Buyer at Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                 ------------------------------
         7.4     Additional Action to be Taken at Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 ----------------------------------------

ARTICLE VIII - INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         8.1     Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 --------

November 1, 1995

         8.2     Indemnification of Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                 ------------------------
         8.3     Indemnification of Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                 -------------------------
         8.4     Terms of Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
                 ------------------------
         8.5     Limitation of Remedy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
                 --------------------
         8.6     Exclusive Remedy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
                 ----------------


         8.7     Security for Seller's Indemnification Obligations  . . . . . . . . . . . . . . . . . . . . . . . . .  43
                 -------------------------------------------------

ARTICLE IX - MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         9.1     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
                 -------
         9.2     Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
                 ------------
         9.3     Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
                 ----------
         9.4     Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
                 ----------------
         9.5     Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
                 ---------
         9.6     Third Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
                 -------------
         9.7     Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
                 -------------
         9.8     Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
                 --------
         9.9     Brokerage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
                 ---------
         9.10    Schedules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
                 ---------
         9.11    Press Releases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
                 --------------
         9.12    Captions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
                 --------
         9.13    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
                 ------------

ARTICLE X - DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         10.1    Certain Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
                 -------------------
         10.2    Certain Terms Defined in Text  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
                 -----------------------------

November 1, 1995

                                                                 EXHIBIT (2)(a)


                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT is entered into as of the 1st day of November, 1995 by and between Eagle Industrial Products Corporation, a Delaware corporation ("Seller"), and Thomas & Betts Corporation, a New Jersey corporation ("Buyer").

         WHEREAS, Seller is the owner of all of the issued and outstanding shares of capital stock (the "Stock") of Amerace Corporation, a Delaware corporation ("Amerace").

         WHEREAS, Seller desires to sell to Buyer and Buyer desires to purchase from Seller the Stock, upon the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants of the parties as hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as set forth below. Certain terms are defined in
Article X hereof.

                     ARTICLE I - PURCHASE AND SALE OF STOCK

         1.1 PURCHASE AND SALE OF STOCK. Subject to the terms and conditions set forth in this Agreement, Seller shall sell, assign, transfer and deliver the Stock to Buyer at the Closing, and Buyer shall purchase the Stock from Seller at the Closing, for the Purchase Price.

                          ARTICLE II - PURCHASE PRICE

         2.1 PURCHASE PRICE. The purchase price for the Stock shall be Two Hundred and Twenty Million Dollars ($220,000,000), less the Receivables Purchase Price (the "Purchase Price"), subject to adjustment as provided in
Section 2.2 hereof. At the Closing, Buyer shall pay the Purchase Price to Seller, by wire transfer of immediately available federal funds, to an account designated by Seller in writing at least one business day prior to the Closing Date, against delivery of certificates representing the Stock, duly endorsed for transfer or accompanied by an appropriately executed assignment separate from certificate.

         2.2 PURCHASE PRICE ADJUSTMENT. The Purchase Price shall be increased or decreased by the amount that the Net Worth as set forth on the Closing Balance Sheet is greater than or less than $226,690,000. The "Closing Balance Sheet" is identified in Section 2.3(a).

         2.3 CALCULATION AND PAYMENT OF PURCHASE PRICE ADJUSTMENT. Since the financial data required to determine the Closing Balance Sheet will not be available at the Closing, any adjustment to the Purchase Price will be calculated and paid in accordance with the following provisions:

November 1, 1995

                 (a) Within forty-five (45) days following the Closing, Seller shall prepare and deliver to Buyer an unaudited Combining Balance Sheet of Amerace and its Subsidiaries as of the Closing Date, which balance sheet (the "Closing Balance Sheet") shall be prepared consistently with the principles applied in the preparation of the unaudited Pro Forma Combining Balance Sheet of Amerace and its Subsidiaries as of June 30, 1995 attached hereto as Exhibit A (the "Reference Balance Sheet") (including the same actuarial assumptions utilized to calculate retiree medical and pension plan liabilities), except notwithstanding the foregoing, (i) the reserves for Environmental Liabilities on the Closing Balance Sheet will be $16.3 million (less any amounts actually paid by the Companies in connection with reserved Environmental Liabilities from June 30, 1995 to the Closing Date), (ii) the Closing Balance Sheet shall reflect an accrued expense equal to the amount to be transferred by the Companies to Seller after the Closing Date pursuant to the provisions of Section 5.10 (d), (iii) as provided in Section 5.9, and (iv) the Closing Balance Sheet shall reflect a product warranty reserve to the extent required by GAAP.

                 (b) If Buyer agrees with the proposed Closing Balance Sheet prepared by Seller, then the parties shall execute the Closing Balance Sheet and proceed to make any payment required pursuant to Section 2.3(c) below, if applicable. If Buyer disagrees with the proposed Closing Balance Sheet prepared by Seller, then Buyer may deliver written notice ("Objection Notice") to Seller objecting to the proposed Closing Balance Sheet. Such Objection Notice shall (i) be delivered within forty-five (45) days after Buyer receives the proposed Closing Balance Sheet, (ii) identify those items on the proposed Closing Balance Sheet to which Buyer objects, and (iii) state in reasonable detail the reasons for such objection. Any items contained in the proposed Closing Balance Sheet to which Buyer does not set forth an objection in such Objection Notice shall be deemed accepted by Buyer. During the 45-day period following delivery of the Objection Notice, each party will deliver to the other party any supporting documentation reasonably requested and necessary to verify disputed items set forth on the proposed Closing Balance Sheet, calculate the Net Worth, and cooperate fully and in good faith to resolve any disputes they may have with respect to the proposed Closing Balance Sheet. If the parties cannot agree on the proposed Closing Balance Sheet within such 45-day period, any such dispute will be resolved within sixty (60) days of submission by either party of a request for binding arbitration by a Big Six accounting firm designated jointly by the accounting firms of Seller and Buyer (which accounting firm shall not have maintained, within the preceding 12-month period, a material professional relationship with either Buyer or Seller) (the "Accounting Firm"). The Accounting Firm will calculate only those portions of the proposed Closing Balance Sheet that have not been agreed upon by the parties and its calculation will be based solely on the books, records and other information relevant to the resolution of such disputes and available as of the Closing Date, which information shall be submitted or made available to the Accounting Firm by Seller or Buyer. Any fees or expenses payable to the Accounting Firm will be shared by Seller and Buyer as shall be determined by such Accounting Firm, taking into account the relative merits of the parties' respective adjustment proposals.

November 1, 1995

                 (c) Upon the final determination of the Closing Balance Sheet, whether such determination is made by agreement of the parties or by the Accounting Firm, in accordance with the foregoing, the parties will proceed as follows:

                          (i) If such final determination results in an increase in the Purchase Price in accordance with Section 2.2 above, then within five (5) days after such final determination, Buyer will pay to Seller the amount of such increase.

                          (ii) If such final determination results in a decrease in the Purchase Price in accordance with Section 2.2 above, then within five (5) days after such final determination, Seller will pay to Buyer the amount of such decrease.

                 (d) Form of Payment. Payment of a Purchase Price adjustment, if any, shall be made by wire transfer of immediately available federal funds, together with interest thereon at LIBOR plus one percent (1%) per annum from the Closing Date until the date of payment. If such adjustment (including the interest component, if any) is not paid within five (5) business days after final determination of the Purchase Price adjustment, then such payment shall accrue interest at LIBOR plus three percent (3%) from the Closing Date until the date of actual payment.

                 (e) Access to Books and Records. After the Closing, Buyer shall permit Seller, the Accounting Firm (if applicable) and their respective representatives, during normal business hours, to have reasonable access to and to examine and make copies of any books and records of the Companies which are reasonably required for purposes of preparing the Closing Balance Sheet. After the Closing, Seller shall permit Buyer and their representatives, during normal business hours, to have reasonable access to, and to examine and make copies of, the books and records of Amerace and its Subsidiaries which are in the possession of any of them and are necessary for Buyer, the Accounting Firm, or their respective representatives to review the Closing Balance Sheet.


             ARTICLE III - SELLER'S REPRESENTATIONS AND WARRANTIES

         Seller represents and warrants to Buyer on the date of this Agreement as follows:

         3.1 ORGANIZATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Companies is a corporation duly organized, validly existing and in good standing under the laws of its respective state of incorporation, and has all requisite power and authority, corporate and otherwise, to enter into and perform its obligations under each of the agreements to which it is a party, to carry on its business as currently conducted, and to consummate the transactions contemplated hereby. Each of the Companies is duly qualified or licensed to do business as a foreign corporation, and is in

November 1, 1995
good standing as such, in each jurisdiction in which it owns or leases real property or in which the failure to be so qualified or licensed and in good standing could have a Company Material Adverse Effect.

         3.2 AUTHORITY. The execution, delivery, and performance of this Agreement by Seller have been (or shall be prior to Closing) duly and properly authorized by proper corporate action in accordance with applicable law and with its Certificate of Incorporation and By-Laws. This Agreement is, and the other agreements and instruments to be executed and delivered by Seller in connection with the transactions contemplated herein will be, the legal, valid and binding obligation of Seller, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or from time to time affecting the enforcement of creditors' rights generally and except that the enforceability of Seller's obligations is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         3.3 TRANSACTION NOT A BREACH. Except as set forth in Schedule 3.3 hereof, neither the execution and delivery of this Agreement nor the performance by Seller of its obligations hereunder does or will constitute, result in or give rise to: (i) a breach of or default under the terms, conditions or provisions of the Certificate of Incorporation or By-Laws of Seller or of any of the Companies; (ii) a Material breach or violation or default under any Legal Requirement applicable to the Seller or any of the Companies; (iii) the acceleration of the time for performance of any obligation under any Material Contractual Obligation of the Seller or any of the Companies; (iv) the imposition of any Lien upon or the forfeiture of any Asset (including, without limitation, any Asset held under a Material Contractual Obligation of any of the Companies); (v) a breach of or a default under any Material Contractual Obligation of the Seller or any of the Companies, or the requirement that any consent under or waiver of any such Material Contractual Obligation be obtained, except for items listed on Schedule 3.3 or Schedule 3.7(b), all of which shall have been obtained or made (to the extent Seller is required to have obtained same pursuant to Section 5.11), and shall be in full force and effect at the Closing, or (vi) any right of termination, or any other Material right or cause of action under any such Material Contractual Obligation. No approval, consent, waiver, authorization or other order of, and no declaration, filing, registration, qualification or recording with, any Governmental Authority is required to be obtained or made by or on behalf of the Seller or any of the Companies in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby, except for items which shall have been obtained or made and shall be in full force and effect at the Closing and copies of which shall be delivered to Buyer on or prior to the Closing Date, and except for those items the failure to obtain or make which would not have a Material Adverse Effect.

         3.4 OWNERSHIP OF STOCK. Except as set forth in Schedule 3.4: (i) Seller is the beneficial and record owner of all of the issued and outstanding Stock of Amerace and of such

November 1, 1995
percentage of the capital stock of each Joint Venture as is set forth on
Schedule 3.4; (ii) Amerace is the beneficial and record owner, directly or indirectly, of all of the capital stock of all of its Subsidiaries and of its interests in each of the Joint Ventures, in each case, free and clear of all Liens other than a Lien on the Stock (and the capital stock of certain of the other Companies' Subsidiaries) held by Chemical, which Lien shall be released at the Closing; (iii) the Stock (and the capital stock of each of Amerace's Subsidiaries and of the Joint Ventures) is validly authorized, duly issued, fully paid and non-assessable; and (iii) no person or entity has any rights by way of stock option, convertible security, subscription, warrant, contract or other agreement or arrangement, written or oral, to purchase or acquire any capital stock of any Company or of any Joint Venture.

         3.5     CORPORATE INFORMATION.

                 (a) Set forth on Schedule 3.5(a) is the following information with respect to each of the Companies: (i) its employer identification number; (ii) its state of incorporation and registered agent in such state; (iii) the jurisdictions in which it is qualified to do business;
(iv) its authorized capital stock; (v) its issued and outstanding shares of capital stock and holder thereof; (vi) the names of its directors and the names and titles of its officers; and (vii) its fiscal year.

                 (b) Schedule 3.5(b) attached hereto sets forth true copies of the By-Laws and Certificate of Incorporation of Amerace. Seller has also delivered to Buyer a true and complete copy of the Certificates of Incorporation and Bylaws of each of the other Companies, in each case in the form currently in full force and effect.

         3.6 CERTAIN CONTRACTUAL OBLIGATIONS. Set forth on Schedule 3.6 is a true and complete list of all of the following Contractual Obligations to which any of the Companies is a party:

                 (a) All collective bargaining agreements and other labor agreements; all employment or Material consulting agreements (including, without limitation, all contracts concerning the management or operation of any real property owned by any Company) or forms thereof; all Employee Benefit Plans and all other Material plans, agreements, arrangements or practices which constitute Compensation or benefits to any of the directors, officers or employees of the Companies (other than to any Eagle Employee), excluding any such agreements that are terminable by Seller or any of the Companies within one (1) year from the date hereof;

                 (b) All Contractual Obligations under which any of the Companies is or may become obligated to pay any legal, accounting, brokerage, finder's or similar fees or expenses in connection with, or incur any severance pay or special Compensation obligations which would become payable by reason of, this Agreement or the consummation of the transactions contemplated hereby;

November 1, 1995

                 (c) All Contractual Obligations under which any of the Companies will after the Closing be (i) restricted from carrying on any business or other activities anywhere in the world or (ii) bound to participate in any allocation or sharing of Taxes;

                 (d) All Contractual Obligations (including, without limitation, options) to: (i) sell or otherwise dispose of any Material Assets except in the Ordinary Course of Business or (ii) purchase or otherwise acquire any Material property or properties except in the Ordinary Course of Business;

                 (e) All Contractual Obligations under which any of the Companies will have after the Closing any liability or obligation to or for the benefit of any Affiliate of Seller;

                 (f) All Contractual Obligations which will survive the Closing under which any of the Companies has any liability or obligation for Debt or constituting or giving rise to a Guarantee of any liability or obligation of any Person (other than another Company), or under which any Person (other than another Company) has any liability or obligation constituting or giving rise to a Guarantee of any liability or obligation of the Companies (including, without limitation, partnership and joint venture agreements);

                 (g) All (i) distributorship agreements, requirements or other similar supply agreements, and contracts with any Governmental Authority, and (ii) all other Contractual Obligations with suppliers, vendors, customers, or other purchasers or suppliers of goods or services, including, without limitation, purchase or sales or service orders (representing a binding and enforceable obligation to purchase or sell goods or services), which are by their terms stated to involve payments by or on behalf of, or to, the Companies in excess of $250,000 during the calendar year ended December 31, 1995 or $500,000 over the remaining term of the contract;

                 (h) All Contractual Obligations constituting a partnership or joint venture;

                 (i) All sales representative agreements to which any of the Companies is party; and

                 (j) All Contractual Obligations of any of the Companies, in addition to those set forth in subparagraphs (a) - (i) above, which are Material to the Business of the Companies considered on a consolidated basis.

Seller has heretofore made available to Buyer (and as requested by Buyer has delivered to Buyer) a true and complete copy (or, in the case of oral Contracts, a full and accurate written summary, or in the case of "form" agreements, a copy of the standard form) of each of the Contractual Obligations listed on Schedule 3.6, each as in effect on the date hereof and (except as otherwise required by this Agreement) as it will be in effect at the Closing, including, without limitation,

November 1, 1995
all amendments (such Contractual Obligations, together with the Leases, Licenses, and Insurance Policies, but excluding the Employee Benefit Plans, being referred to herein collectively as the "Contracts"). Each Contract is, and after giving effect to the Closing hereunder and the consummation of the transactions contemplated hereby will be, Enforceable by the Company party thereto against each Person party thereto, except: (i) as otherwise required by the terms of this Agreement, (ii) for such failures to be so enforceable as do not and will not have a Company Material Adverse Effect and (iii) as such enforceability may be limited by (A) bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and (B) general principles of equity (whether considered in a proceeding at law or in equity). No breach or default by the Companies under any of the Contracts has occurred and is continuing, and no event has occurred which with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration by any other Person under any of the Contracts, except in each such case as has not had and will not have a Company Material Adverse Effect. To the Knowledge of Seller, no breach or default by any other Person under any of the Contracts has occurred and is continuing, and no default has occurred which with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration by the Companies under any of the Contracts, except in each such case as has not had and will not have a Company Material Adverse Effect. None of the Companies has assigned any of its rights or obligations under any of the Contracts (except for collateral assignments to Chemical, if any, which will be released at Closing).

         3.7     ASSETS.  Except as set forth on Schedule 3.7:

                 (a) Title to Assets. The Companies have good and marketable title to, or, in the case of property held under lease or other Contractual Obligation, a valid and enforceable right to use under an Enforceable Lease or License, all of their properties, rights and assets, whether real, personal or intellectual and whether tangible or intangible (collectively, the "Assets"), including, without limitation, all properties, rights and assets reflected in the Reference Balance Sheet or in the Closing Balance Sheet (except as sold or otherwise disposed of since the date of the Reference Balance Sheet and the Closing Balance Sheet, respectively, in the Ordinary Course of Business or as otherwise required by this Agreement). The Assets are not subject to any Material Lien which will survive the Closing, except as described in Schedule 3.7(a).

         (b) Real Property and Equipment. Schedule 3.7(b) lists each lease or other Contractual Obligation (including all amendments) under which any Equipment having a cost or aggregate capital lease obligations in excess of $50,000 is held or used or under which any Real Property (without regard to cost or rental obligation) is leased or used by any of the Companies (the "Leases") and whether any consents are required under such Lease in connection with the transactions contemplated by this Agreement. The Seller has delivered to Buyer true and complete copies of each Lease in effect on the date hereof and (except as otherwise required by this Agreement) as it will be in effect at the Closing, including, without limitation, all

November 1, 1995
amendments. Schedule 3.7(b) lists (i) all of the Real Property that is owned and, for each such property, the date acquired (if such information is reasonably available), any Material Liens (which will survive the Closing) encumbering such property and the principal amount of indebtedness secured by each such Material Lien and (ii) the addresses of each other location, if any, at which is located any Equipment or inventory (other than tooling).

         (c) Permits, Certificates, etc. Set forth in Schedule 3.7(c) is a list of all permits held by the Companies in connection with the present use and operation of the Real Property and the occupancy thereof. None of the Companies has received any written notice that any Governmental Authority or other licensing authority or association will revoke, cancel, rescind, modify in a Material manner or refuse to renew in the ordinary course any such Material permits.

         (d) Undisturbed Possession, etc. With respect to each parcel of Real Property, one of the Companies is in possession of the property or the estate under the applicable Lease, and Seller has no Knowledge of any other Persons claiming any conflicting tenancy or occupancy rights.

         (e) Absence of Certain Notices. Except as set forth in Schedule 3.7(e), and except with respect to any violations of Environmental Laws or any violations of the Americans with Disabilities Act of 1990 and the rules and regulations promulgated thereunder, or any similar state or local law, rule or regulation, none of the Companies has received any written notice (i) of any Material violation of any zoning restrictions and ordinances, health, building, life, safety and fire codes and ordinances affecting any of the Real Property, or (ii) of any eminent domain, condemnation or similar proceeding pending or threatened, or any decree or order relating thereto, which matters described in clauses (i) or (ii) above will materially affect the current use of any Real Property, building or improvement by the Company.

         (f) No Material Damages. None of the Companies has received any written notice of, nor do any of the Companies have any Knowledge of, any Material destruction, damage or casualty having occurred with respect to any of the Real Property after June 30, 1995, in each case which will have a Material Adverse Effect.

         (g) Benefit of Leases. With respect to the Leases, to Seller's Knowledge, no event has occurred which (with the giving of notice or the passage of time or both), would impair any right of the Companies to exercise and obtain the benefit of any options contained in any Lease; the Companies have not received any written notices of any Material default under any Lease, nor to Seller's Knowledge has any event occurred which (with the giving of notice or the passage of time or both) would constitute a Material default or termination of, any Lease; nor have the Companies received any written notice of any Material default under any ground lease, prime lease, mortgage or deed of trust of any lessor, any prime lessor or with respect to any Real

November 1, 1995

Property which could ultimately result in a repossession under or termination of any of the Leases or impair any right of the Companies under any of the Leases.

         3.8     FINANCIAL STATEMENTS.

                 Seller has delivered to Buyer the following unaudited financial statements: Pro Forma Combining Balance Sheets of Amerace and its Subsidiaries as of June 30, 1995 and September 30, 1995 and Pro Forma Combining Statements of Earnings Before Interest and Taxes of Amerace and its Subsidiaries for the year ended December 31, 1994, the six months ended June 30, 1995, and the nine months ended September 30, 1995, and accompanying notes thereto, copies of which are attached hereto as Schedule 3.8 (the "Financial Statements").

                 Except as otherwise indicated in the Financial Statements or on Schedule 3.8, the Financial Statements have been prepared in accordance with GAAP and the Companies' internal financial systems, using accounting methods and procedures which have been consistently applied throughout the periods and fairly present, in all material respects, the financial condition and results of operations of the Companies as of and for the periods then ended.

         3.9     CHANGE IN CONDITION.  Except for the matters set forth in
Schedule 3.9, since June 30, 1995:

                 (a) The Business has been conducted only in the Ordinary Course of Business (except as otherwise required by the terms of this Agreement);

                 (b) None of the Companies has incurred or otherwise become liable in respect of any Debt or become liable in respect of any Guarantee which, in each case, will survive the Closing;

                 (c) Amerace has not declared or made any Distribution except for distributions of Cash and the Distribution to Seller of shares of common stock of Falcon Building Products, Inc.;

                 (d) None of the Companies has: (i) sold, leased to others or otherwise disposed of any of its assets (except for sales of inventory and receivables or other transactions in the Ordinary Course of Business and except as otherwise required by the terms of this Agreement); (ii) entered into any Contractual Obligation other than this Agreement relating to
(A) the purchase of any equity security of any Person, (B) the purchase of assets constituting a business or (C) any merger, consolidation or other business combination with any Person which is not a Company; (iii) cancelled or compromised any Debt or claim (except in the Ordinary Course of Business); (iv) sold, transferred, licensed or otherwise disposed of any Intangibles; (v) waived or released any right of Material value except for fair consideration; or (vi) instituted, settled or agreed to settle any Material Action.

November 1, 1995

                 (e) None of the Companies has mortgaged, pledged or subjected to any Material Lien any of its property, business or Assets other than Liens disclosed on Schedule 3.9(f);

                 (f) Except as set forth on Schedule 3.12, none of the Companies has (i) to Seller's Knowledge, encountered any labor union organizing activities, (ii) had any actual or threatened employee strikes, work stoppages, slow-downs or lock-outs, (iii) made any changes in the rate of Compensation payable or paid or agreed or orally promised to pay, conditionally or otherwise, any extra Compensation, or severance or vacation pay, to any director, officer, manager, employee, consultant or agent of a Company (other than in each case increases granted in the Ordinary Course of Business, which increases will not have a Company Material Adverse Effect), or (iv) to Seller's Knowledge, had any change in its relationships with its employees, customers or suppliers, which would result in a Company Material Adverse Effect;

                 (g) None of the Companies has except in the Ordinary Course of Business or as contemplated by this Agreement (i) made any change in its customary methods of accounting or accounting practices (including its establishment of reserves), or in its pricing, billing, payment, collection or credit policies or practices or (ii) granted any extensions of credit or, (iii) failed to pay any creditor any amount owed to such creditor when due;

                 (h) None of the Companies has made any Material gifts or sold, leased, transferred or exchanged any Material property for less than the fair value thereof;

                 (i) None of the Companies has committed to make any capital expenditures, except for those contemplated by capital expenditure budgets previously provided to Buyer or those which do not individually exceed $500,000 or exceed, in the aggregate, $1,000,000.

                 (j) None of the Companies has entered into any Contractual Obligation to do any of the things referred to in clauses (a) through (i) above; and

                 (k) To the Knowledge of Seller, no Company Material Adverse Effect or Material Adverse Effect has occurred, nor has any event or series of events occurred which directly affect the Companies and which pose a Material risk of a Company Material Adverse Effect or Material Adverse Effect.

         3.10 LIABILITIES. After giving effect to the Closing hereunder and the consummation of the transactions contemplated hereby, none of the Companies will have as of the Closing Date any liabilities or obligations which have had or resulted, or which to the Knowledge of Seller, are reasonably likely to have or result in, any Company Material Adverse Effect and which would be required to be disclosed in and reserved for in a balance sheet prepared in accordance with GAAP, other than those liabilities or obligations which shall be disclosed to Buyer and are set forth on and reserved for in the Closing Balance Sheet.

November 1, 1995

         3.11 COMPLIANCE WITH LAWS. The operations of the Business as heretofore or currently conducted were not and are not in violation of, nor are any of the Companies in default under, any Legal Requirement, except for such violations or defaults listed on Schedules 3.6, 3.7(e), 3.11, 3.12, 3.13, 3.17 or 3.19 (or any of the other Schedules hereto which would require disclosure of any such violations or defaults as a violation or default) or as have not had a Company Material Adverse Effect. The Companies have been duly granted and continue to hold, and at the Closing will hold, all licenses, permits, consents, approvals, franchises and other authorizations under any Legal Requirement or necessary for the conduct of the Business as currently conducted or currently proposed to be conducted (the "Permits"), except such as will not have a Company Material Adverse Effect. All of the Permits are now and after giving effect to the Closing will be in full force and effect, except such as will not have a Company Material Adverse Effect. Schedule 3.11 includes a list of all Permits and applications therefor that are Material to the Business. None of the Companies has received any notice that any Governmental Authority or other licensing authority or association will revoke, cancel, rescind, modify in a Material manner or refuse to renew in the Ordinary Course of Business any of the Permits set forth on Schedule 3.11. The provisions of this
Section 3.11 shall not be deemed to apply to any Legal Requirements arising under Environmental Laws or relating to the physical condition or other matters affecting the real property owned or leased by the Companies or other matters referred to in Section 3.7 hereof.

         3.12 EMPLOYEES. To the Knowledge of the Seller, no executive or key employee has given notice to a Company to the effect that such executive or key employee plans to terminate employment with any of the Companies. To the Knowledge of Seller, none of the Companies has committed any unfair labor practice, nor experienced any strikes, grievances or other collective bargaining disputes, except as set forth in Schedule 3.12. To the Knowledge of Seller and except as set forth on Schedule 3.12, no facts, circumstances or conditions exist that are reasonably likely to result in an Action alleging an illegal employment practice. To the Knowledge of Seller and except as set forth on Schedule 3.12, no organizational effort is presently being made or threatened, by or on behalf of any labor union with respect to employees of any of the Companies.

         3.13    TAX MATTERS

                 Taxes

                 (a) Each of the Companies has filed all Tax Returns that it was required to file and such Tax Returns were correct and complete in all Material respects. All Taxes owed by any of the Companies shown on any such Tax Return have been paid. Except as disclosed on Schedule 3.13(a), none of the Companies currently is the beneficiary of any extension of time within which to file any Tax Return. No notice has been received from an authority of a jurisdiction where any of the Companies does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Except as set forth on
Schedule 3.13(a), there are no Liens on

November 1, 1995
any of the Assets of any of the Companies that arose in connection with any failure (or alleged failure) to pay any Tax.

                 (b) Each of the Companies has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

                 (c) There is no dispute or claim (asserted in writing by the applicable authority or as to which the Seller has Knowledge based upon notice received from any agent of such authority) concerning any Tax liability of any of the Companies.

                 (d) Except as set forth on Schedule 3.13(d), none of the Companies has waived any statute of limitations in respect of any state, local or foreign Income Taxes or other Taxes or agreed to any extension of time with respect to any state, local or foreign Income Tax or other Tax assessment or deficiency.

                 Income Taxes

                 (e) None of the Companies has filed a consent under Code Sec. 341(f) concerning collapsible corporations. None of the Companies has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Sec. 280G. None of the Companies has been a United States real property holding corporation within the meaning of Code Sec. 897(c)(2) during the applicable period specified in Code Sec. 897(c)(1)(A)(ii). Each of the Companies has disclosed on Ultimate Parent's federal Income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal Income Tax within the meaning
of Code Sec. 6662.   Except as set forth on Schedule 3.13(e) (which identifies
certain agreements which will terminate upon Closing), none of the Companies is a party to any federal Income Tax allocation or sharing agreement. Except as set forth on Schedule 3.13(e), none of the Companies has been since September 29, 1989 a member of an Affiliated Group filing a consolidated federal Income Tax Return or any affiliated, combined or unitary group other than a group the common parent of which was Ultimate Parent.

                 (f) Schedule 3.13(f) sets forth the following information with respect to each of the Companies (or, in the case of clause (B) below, with respect to each of the Subsidiaries) as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated hereby): (A) the federal Income Tax basis of the Companies in their assets; and (B) the federal Income Tax basis of the stockholder(s) of the Subsidiary in its stock (or the amount of any excess loss account); and (C) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Companies on July 31, 1994. Seller will provide to Buyer within 45 days of the filing of Ultimate Parent's consolidated

November 1, 1995
federal Income Tax Returns for the period ending July 31, 1996, the amount of these aforementioned attributes for the period ending July 31, 1996, respectively.

                 (g) Each Affiliated Group has filed all federal Income Tax Returns that it was required to file for each taxable period during which any of the Companies was a member of the group. Seller has delivered (or shall deliver to Buyer within 45 days of their filing if permitted to be filed after the date hereof) to Buyer correct and complete copies of all pro forma federal Income Tax Returns, of the Affiliated Group of which the Companies are members since September 29, 1989. All such federal Income Tax Returns were correct and complete in all respects. All federal Income Taxes owed since September 29, 1989 by any Affiliated Group (whether or not shown on any federal Income Tax Return) have been paid for each taxable period during which any of the Companies was a member of the Affiliated Group.

                 (h) Except as disclosed on Schedule 3.13(h), there is no dispute or claim (asserted in writing by the Internal Revenue Service as to which Seller has Knowledge based upon notice received from any agent of such authority) concerning any federal Income Tax liability of any Affiliated Group for any taxable period during which any of the Companies was a member of the Affiliated Group. Except as disclosed on Schedule 3.13(h), no Affiliated Group has waived any statute of limitations in respect of any federal Income Taxes or agreed to any extension of time with respect to an federal Income Tax assessment or deficiency for any taxable period during which any of the Companies was a member of the Affiliated Group. There are no Liens on any of the Assets of any of the Companies that arose in connection with any failure (or alleged failure) to pay any federal Income Tax.

                 (i) Each of the Companies (or the affiliated, combined or unitary group to which they now or previously belong) has filed all state, local and foreign Income Tax Returns that it was required to file and such Income Tax Returns were correct and complete in all respects. All state, local and foreign Income Taxes owed by any of the Companies (or the affiliated, combined or unitary group to which they now or previously belong) (whether or not shown on any Tax Return) have been paid. Except as set forth on Schedule 3.13(i), none of the Companies currently is the beneficiary of any extension of time within which to file any Income Tax Return for the period ending on or before the Closing Date. No notice has been received from an authority claiming jurisdiction where any of the Companies does not file Income Tax Returns that it is or may be subject to taxation by that jurisdiction. Except as set forth on Schedule 3.13(i) there are no Liens on any of the Assets of any of the Companies that arose in connection with any failure (or alleged failure) to pay any state, local or foreign Income Tax.

                 (j) There is no dispute or claim (asserted in writing by the applicable authority or as to which the Seller has Knowledge based upon notice received from any agent of such authority) concerning any state, local or foreign Income Tax liability of any of the Companies (or the affiliated, combined or unitary group to which they now or previously belong). Schedule 3.13(j) lists all federal, state, local and foreign Income Tax Returns filed with respect to any of

November 1, 1995
the Companies (or the affiliated, combined or unitary group to which they now or previously belong) for taxable periods ended on or after September 29, 1989, indicates those income Tax Returns that have been audited, and indicates those Income Tax Returns that currently are the subject of audit. Seller has delivered to Buyer correct and complete copies of all state, local, and foreign Income Tax Returns of the Companies (or the affiliated, combined or unitary group to which they now or previously belong) since September 29, 1989, and all state, local and foreign examination reports, and statements of deficiencies assessed against or agreed to by any of the Companies (or the affiliated, combined or unitary group to which they now or previously belong), relating thereto September 29, 1989, but only to the extent they pertain to the Companies.

                 (k) None of the Companies has any liability for the Taxes or Income Taxes of any Person other than the Companies (A) under Treas. Reg.
Section 1.1502-6 (or any similar provision of state, local, or foreign law),
(B) as a transferee or successor, (C) by contract, or (D) otherwise.

         3.14    LITIGATION.  Except as disclosed on Schedule 3.14 and Schedule
3.19 attached hereto, there is no Action against any of the Companies pending (or to the Knowledge of Seller, threatened), which if determined adversely to any of the Companies would have a Company Material Adverse Effect. There is no Action pending (or, to the Knowledge of the Seller, threatened), which seeks rescission of, seeks to enjoin the consummation of, or otherwise relates to, this Agreement or any of the transactions contemplated hereby. No Governmental Order has been issued which has had or will have a Company Material Adverse Effect.

         3.15 INTELLECTUAL PROPERTY RIGHTS. Schedule 3.15 lists and identifies all trade and product names; patents, patent applications, and unpatented proprietary developmental records; trademarks, service marks, logos and copyrights (including registrations and applications); trade secrets, trade dress, know-how and other proprietary or confidential information; computer software; and all other intellectual or intangible property and rights; in each case that are directly or indirectly owned, licensed or otherwise used by the Companies, in the conduct of the Business or otherwise (the "Intangibles"); provided, however, that there has been only generally described on such
Schedule 3.15 such of the Intangibles as are not readily susceptible to listing (the "Unlisted Intangibles"). Schedule 3.15 also lists and identifies the term of each Contractual Obligation (including all amendments) under which any Intangible is held or used by the Companies, in the conduct of the Business or otherwise (the "Licenses"). Except as disclosed on Schedule 3.15, all Intangibles are owned solely by the Companies or licensed to them under a perpetual License not requiring payment of any royalty or fee. Except as disclosed on Schedule 3.15, there is no Material Contractual Obligation under which the Companies are liable as licensor with respect to any Intangibles and none of the Companies has granted licenses to any third party with respect to any of the Intangibles. To the Knowledge of Seller, the manufacture, use or sale by the Companies of any products in the Business and the use by the Companies of the Intangibles does not and has not infringed any rights of any third party, worldwide, and (to

November 1, 1995
the Knowledge of Seller) no activity of any third party infringes upon the rights of the Companies with respect to any of the Intangibles.

         3.16 INSURANCE POLICIES. Schedule 3.16 sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, auto and workers' compensation coverage and bond and surety arrangements) to which any of the Companies has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five (5) years to the extent the records of the Companies contain such information:

                 (a)      the name, address, and telephone number of the agent;

                 (b) the name of the insurer, the name of the policy holder, and the name of each covered insured;

                 (c)      the policy number and the period of coverage;

                 (d) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles, sublimits and ceilings are calculated and operate) of coverage; and

                 (e) a description of any retroactive premium adjustments or other loss-sharing arrangements.

Schedule 3.16 describes any self-insurance arrangements affecting any of the Companies which will survive the Closing. Schedule 3.16 identifies those insurance policies of which the insured entity is a Company, if any (the "Insurance Policies"), which will continue in full force and effect following the Closing Date with respect to occurrences, or claims made, during the applicable policy period, in each case, as indicated on Schedule 3.16. Except as set forth in Schedule 3.16, with respect to each such insurance policy: (i) the policy is legal, valid, binding, enforceable, and in full force and effect;
(ii) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, except as otherwise provided in this Agreement; (iii) to Seller's Knowledge, none of the Companies nor any other party to the policy is in Material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a Material breach or default, or permit termination, modification, or acceleration, under the policy; and (iv) to Seller's Knowledge, no party to the policy has repudiated any material provision thereof. Buyer acknowledges that coverage under all insurance policies (to the extent maintained by Seller or its Affiliates other than the Companies) will cease as of the Closing Date with respect to occurrences after the Closing Date.

         3.17    EMPLOYEE BENEFIT PLANS.

                 (a)      Plans.  Except as and to the extent identified in
Schedule 3.17(a) attached hereto, the Companies do not maintain or contribute to any Employee Benefit Plan. A true, correct and complete copy of each Employee Benefit Plan, as amended, or an explanation of the material terms of such plan if the plan is not in writing, has been delivered or made available to the Buyer. With respect to each such plan, the Seller has previously delivered or made available to Buyer copies of the following documents, as applicable: (a) the trust agreement, as amended, (b) the most recent summary plan description, (c) the most recent annual report (Form 5500 series), (d) the most recent actuarial report, (e) insurance contracts, (f) policy statements, and (g) the most recent Internal Revenue Service determination letter. Within fifteen (15) days after Closing, Seller will also provide Buyer with the most complete and accurate information in its possession regarding the age, salary, service, and other relevant information as of a date satisfactory to Buyer for each employee and former employee covered under any such plan. No such plan has been or will be amended in any respect prior to the Closing Date that would materially increase the expense of maintaining such plan.

                 (b) Pension Plans. Except as set forth in Schedule 3.17(b) attached hereto, each of the Pension Plans listed in Schedule 3.17(a) intended to be qualified under Section 401(a) of the Code has received within the last three (3) years a favorable determination letter from the Internal Revenue Service to the effect that it is qualified under Section 401(a) of the Code, or application has been or will be made for such determination letter prior to the end of the remedial amendment period applicable to such plan, and the plan sponsor will amend the plan as requested by the Internal Revenue Service in connection with the determination request. Except as disclosed in
Schedule 3.17(b), with respect to each Pension Plan: (i) each such plan has been administered and operated in all Material respects in accordance with its terms and the provisions of ERISA and the Code (including regulations issued thereunder) and other applicable laws; (ii) no determination letter has been revoked or threatened to be revoked; (iii) no such plan has been amended since the date of its most recent determination letter or application therefore in any respect that could adversely affect its qualification or could materially affect the cost of maintaining such plan; and (iv) other than claims for benefits arising in the ordinary course of the administration and operation of the plan, there are no claims, investigations, suits, audits or arbitrations which are pending or, to the knowledge of Seller, threatened, against the plan or any fiduciary of such plan, and there is no basis to anticipate any such claim, investigation, suit or audit. Except as disclosed on Schedule 3.17(b), with respect to any Pension Plan and any employee pension benefit plan (within the meaning of Section 3(2) of ERISA) maintained by an entity which is treated as a single employer with a Company pursuant to Section 414(b), (c), (m), or
(o) of the Code ("ERISA Affiliate"): (i) neither such plan nor any person acting as a fiduciary with respect to such plan has engaged in a transaction prohibited under Section 406 or 407 of ERISA or Section 4975 of the Code, which could subject any such plan or fiduciary to any Material tax or penalty imposed by Section 4975 of the Code or Section 502 of ERISA; (ii) to the Knowledge of Seller, no person acting as a fiduciary with respect to such plan has

November 1, 1995
participated in or is aware of a breach of fiduciary duty which could subject any fiduciary to any Material liability or penalty under ERISA; (iii) none of such plans has incurred any accumulated funding deficiency (whether or not waived), as that term is defined in Section 302 of ERISA or Section 412 of the Code; and (iv) all contributions required to be made to each such plan prior to the Closing Date have been made on a timely basis.

                 (c) Title IV Plans. Except as disclosed on Schedule 3.17(c), with respect to each Pension Plan and each employee pension benefit plan maintained by an ERISA Affiliate that is subject to Title IV of ERISA:
(i) no reportable event under Section 4043 of ERISA has occurred (other than a reportable event for which the notice requirement has been waived by the PBGC);
(ii) all PBGC premiums due to date have been paid; (iii) no Company nor any ERISA Affiliate has filed a notice of intent to terminate such plan nor adopted any amendment to treat such plan as terminated; and (iv) the PBGC has not instituted proceedings to terminate such plan.

                 (d) Welfare Plans. Each Welfare Plan has been maintained in all material respects in accordance with its terms and the provisions of the Code and ERISA (including regulations thereunder) and other applicable laws. Other than claims for benefits arising in the ordinary course of the administration and operation of the plans, there are no claims, investigations, suits, audits or arbitrations which are pending or threatened against any plan or any fiduciary of any plan. Except as disclosed on Schedule 3.17(d), with respect to any plan, or any employee welfare benefit plan maintained by an ERISA Affiliate, neither such plan nor any person acting as a fiduciary to such plan, has engaged in a transaction prohibited under Section 406 or 407 of ERISA or a breach of fiduciary duty under ERISA that could subject any such plan or fiduciary to any Material tax, liability or penalty imposed by Section 409 or 502 of ERISA. Each plan which is a group health plan has complied at all times and will continue to comply through the Closing Date with the health care continuation coverage requirements of Section 4980B of the Code and Part 6 of Title 1 of ERISA.

                 (e)      Multi-Employer Plans.  Except as disclosed in
Schedule 3.17(e), no Pension Plan is a multi-employer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA. Except as disclosed in Schedule 3.17(e), neither any Company nor any ERISA Affiliate has any liability for withdrawal liability demanded by any multi-employer plan for a complete or partial withdrawal from such plan, and there is no basis to anticipate that any such demand will be made. Except as disclosed in Schedule 3.17(e), the Companies and all ERISA Affiliates have made all contributions due to any multi-employer plan described in Schedule 3.17(e).

                 (f) Non-ERISA Plans. Except as disclosed in Schedule 3.17(f), with respect to each Employee Benefit Plan, other than a Pension Plan or a Welfare Plan: (i) each such plan has been administered and operated in all Material respects in accordance with its terms and applicable laws; and
(ii) other than claims for benefits arising in the ordinary course of the administration and operation of the plan, there are no claims, investigations, suits, audits or arbitrations which are pending or, to the Knowledge of Seller, threatened, against the plan or

November 1, 1995
any fiduciary of such plan, and there is no basis to anticipate any such claim, investigation, suit or audit.

         3.18    BANK ACCOUNTS AND LETTERS OF CREDIT.  Attached hereto as
Schedule 3.18 is a list of each bank, savings and loan, trust company, brokerage house or other financial institution in which any Company has an account or lock-box management and the number of each such account, and a description of all letters of credit for which such Company is the account party.

         3.19    ENVIRONMENTAL MATTERS.

                 (a) to the Knowledge of Seller, the reserves for Environmental Liabilities to be set forth in the Closing Balance Sheet prepared pursuant to Section 2.3(a) are adequate to cover the Companies' currently known Environmental Liabilities;

                 (b) except for the Identified Environmental Matters identified by Buyer pursuant to the Environmental Protocol set forth in
Schedule 5.22, neither Seller nor the Companies caused or contributed to or has Knowledge of any Areas of Environmental Concern:

                          (i) at the New Mexico facility;

                          (ii) at the three (3) New Jersey facilities set forth on Schedule 3.19 other than those which have been documented and disclosed to the applicable Governmental Authority as part of Seller's or the Companies' compliance with the New Jersey Environmental Cleanup Responsibility Act ("ECRA") or the New Jersey Industrial Site Recovery Act ("ISRA");

                          (iii) at the New Hampshire facility other than those which have been documented and disclosed to the applicable Governmental Authority as part of the investigation relating to the Savage Municipal Well Superfund site;

                 (c) neither Seller nor the Companies have received notice of any Environmental Liabilities relating to the Companies' Joint Ventures in Belgium, Japan, and Taiwan from any Governmental Authority having jurisdiction over environmental matters;

                 (d) except for the Identified Environmental Matters identified by Buyer pursuant to the Environmental Protocol set forth in
Schedule 5.22, to the Knowledge of Seller, the Disclosed Environmental Matters set forth in Schedule 3.19 represent a complete list of all Environmental Liabilities of the Companies;

                 (e) the Seller and the Companies have provided to Buyer the opportunity to review all substantial documentary information of which they have Knowledge and possession

November 1, 1995
or control regarding (x) the Disclosed Environmental Liabilities; (y) Environmental Liabilities or Areas of Environmental Concern associated with the properties and the businesses currently owned or operated by the Companies; and
(z) Environmental Liabilities or Areas of Environmental Concern associated with the properties and the businesses formerly owned or operated by the Companies;

                 (f) except for the Disclosed Environmental Matters set forth in Schedule 3.19 or the Identified Environmental Matters identified by Buyer pursuant to the Environmental Protocol set forth in Schedule 5.22, to the Knowledge of Seller, each of the currently owned or operated properties and businesses of the Companies is in compliance with all applicable Environmental Laws;

                 (g) except for the Disclosed Environmental Matters set forth in Schedule 3.19 or the Identified Environmental Matters identified by Buyer pursuant to the Environmental Protocol set forth in Schedule 5.22, to the Knowledge of Seller, the Companies have complied with applicable Environmental Laws in effect at the time in connection with the use, disposal or storage of Hazardous Materials at off-site landfills or at other facilities, including other properties currently owned or operated by the Companies.

                 (h) except for the Disclosed Environmental Matters set forth in Schedule 3.19 or the Identified Environmental Matters identified by Buyer pursuant to the Environmental Protocol set forth in Schedule 5.22, to the Knowledge of Seller, there are no actual or threatened Environmental Liabilities with respect to : (x) noncompliance with any applicable Environmental Laws, or (y) the presence or Release or threatened Release of any Hazardous Materials, or (z) personal injury, wrongful death, or other tortious conduct relating specifically to any Hazardous Materials used, manufactured, sold, or disposed of by or on behalf of the Companies;

                 (i) except for the Disclosed Environmental Matters set forth in Schedule 3.19 or the Identified Environmental Matters identified by Buyer pursuant to the Environmental Protocol set forth in Schedule 5.22, to the Knowledge of Seller, no event has occurred or condition exists or operating practice is being employed that will likely give rise to any Environmental Liability of either the Companies or, after Closing, the Buyer, under any Environmental Laws; and

                 (j) to the Knowledge of Seller, any asbestos containing material contained in any of the buildings or structures currently used by the Companies is either in good condition or is otherwise not causing airborne concentrations of asbestos fibers above limits set by Environmental Laws.

         3.20 TRANSACTIONS WITH AFFILIATES. Except for the matters set forth on Schedule 3.6 pursuant to clause (e) of Section 3.6 and clearly identified on such Schedule as an affiliate relationship (the "Affiliate Relationships"), and except as contemplated by Section 5.8, no

November 1, 1995

Affiliate of the Seller or Amerace (other than an Eagle Employee) is an officer, director, employee, consultant, competitor, customer, distributor, supplier or vendor of, or is party to any Material Contractual Obligation with, the Companies. There are no operating Assets, including Real Property, Equipment, Intangibles, franchises, know-how, or proprietary or confidential knowledge that any such Affiliate (other than the Companies) owns or is licensed or otherwise has the right to use which are used in, or necessary to the conduct of the Business; it being acknowledged, however, that Seller or its Affiliates currently provide various professional, administrative, accounting, cash management, financial, insurance, and other similar services to or for the benefit of the Companies and own certain assets related thereto.

         3.21 POWERS OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of any of the Companies except to custom's brokers and other powers of attorney set forth on Schedule 3.21.

         3.22 SUPPLIERS AND CUSTOMERS. To Seller's Knowledge, none of the Companies has received notice that any of its ten largest suppliers or ten largest customers intends to cancel its relationship with it.

         3.23 GUARANTIES. Except as set forth on Schedule 3.23, none of the Companies has delivered a Guarantee of any Debt of any other Person other than another Company.

         3.24 BROKERS, ETC. Except as specified in Schedule 3.24, no broker, finder, investment bank or similar agent is entitled to any brokerage, finder's or other fee, Compensation or reimbursement of expenses in connection with the transactions contemplated by this Agreement based upon agreements or arrangements made by or on behalf of (or the conduct of) Amerace or any of its Affiliates, and Seller shall bear all such fees, Compensation and reimbursement of expenses.

         3.25 PRODUCT WARRANTY. Seller has made available to Buyer and shall deliver upon the request of Buyer true and complete copies of the standard terms and conditions of sale or lease for each of the Companies (containing applicable guaranty, warranty and indemnity provisions).

         3.26 JOINT VENTURES. Except as set forth in Schedule 3.26, Seller has no Knowledge of any fact that is likely to result, in the foreseeable future, in a material impairment of the value of any Company's investment in a Joint Venture.

         3.27 DISCLOSURE. This Agreement and the Exhibits and Schedules hereto (but excluding for these purposes any financial statements), considered as a whole, does not and will not contain any untrue statement of a Material fact relating to the Companies or Seller, and does not omit or will not omit to state a Material fact necessary in order to make the statements contained herein not misleading, in each case if such Material fact or omission (i) is Known to Seller at

November 1, 1995
the time of making (or omitting to make) such statement and (ii) would be likely to result in a Material Adverse Effect. Notwithstanding the foregoing, in the event any item or matter is set forth in a Schedule which requires disclosure of certain "Material" matters, the inclusion of such item or matter in such Schedule shall not cause such item or matter to be deemed "Material" unless such item or matter otherwise satisfies the definition of "Material", and in no event shall the inclusion of non-Material information in a Schedule requiring disclosure of Material matters be deemed to be a breach of such representation or of the representation set forth in this Section 3.27.

              ARTICLE IV - BUYER'S REPRESENTATIONS AND WARRANTIES

         Buyer represents and warrants to Seller on the date of this Agreement as follows:

         4.1 ORGANIZATION. Buyer is a corporation duly organized and validly existing under the laws of the State of New Jersey and has all requisite power and authority, corporate and otherwise, to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

         4.2 AUTHORITY. The execution, delivery, and performance of this Agreement by Buyer have been (or shall be prior to Closing) duly and properly authorized by proper corporate action in accordance with applicable law and with the Articles of Incorporation and By-Laws of Buyer. This Agreement and the other agreements and instruments to be executed and delivered by Buyer in connection with the transactions contemplated hereby will be, the legal, valid and binding obligations of Buyer, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or from time to time affecting the enforcement of creditors' rights generally and except that the enforceability of Buyer's obligations is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         4.3 TRANSACTION NOT A BREACH. Except as specified in Schedule 4.3, hereof neither the execution and delivery of this Agreement nor the performance by Buyer of its obligations hereunder does or will constitute, result in or give rise to: (i) a breach of or default under the terms, conditions or provisions of the Certificate of Incorporation or By-Laws of Buyer; (ii) a Material breach or violation or default under any Legal Requirement applicable to the Buyer; or (iii) a breach of or a default under any Material Contractual Obligation of the Buyer, or the requirement that any consent under or waiver of any such Contractual Obligation be obtained, except for consents which shall have been obtained or made and shall be in full force and effect at the Closing. No approval, consent, waiver, authorization or other order of, and no declaration, filing, registration, qualification or recording with, any Governmental Authority is required to be obtained or made by or on behalf of the Buyer in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions

November 1, 1995
contemplated hereby, except for items which shall have been obtained or made and shall be in full force and effect at the Closing and copies of which shall be delivered to Buyer on or prior to the Closing Date, and except for those items the failure to obtain or make which would not have a Material Adverse Effect.

         4.4 FINANCIAL ABILITY. Buyer has freely available to it sufficient funds (or binding commitments to provide sufficient funds) to perform all of its obligations under this Agreement, including the payment of the Purchase Price and the Receivables Purchase Price when due. Upon Seller's request, Buyer shall furnish Seller with proof of the sufficiency of its funds.

         4.5 NO IMPLIED REPRESENTATIONS OR WARRANTIES. Except as specifically and expressly provided in this Agreement, Buyer acknowledges that Seller has not made, and Buyer is not relying on, any representation, warranty or covenant with respect to the transactions contemplated hereby.

                  ARTICLE V - OTHER AGREEMENTS OF THE PARTIES

         5.1 CONTINUING OPERATION OF BUSINESS. From the date hereof until the Closing, the Seller will not cause or permit any of the Companies to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Seller will not cause or permit any of the Companies to (i) make any Distribution (other than Distributions permitted pursuant to Section 3.9; provided, however, that on the Closing Date foreign accounts of the Companies shall contain sufficient cash to cover outstanding checks), (ii) issue or sell, to grant options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of any of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or make changes in its capital structure;
(iii) acquire any equity or ownership interest in any businesses, and not to merge with, liquidate into or otherwise combine with any other business, person or entity, except in each case transactions solely among the Companies which are either (A) fully disclosed in a Schedule 5.1 attached to this Agreement or
(B) fully disclosed in writing to, and approved in writing by, Buyer prior to consummation of each transaction; (iv) make any capital expenditures, or commit to make any capital expenditures, other than capital expenditures which are contemplated by capital expenditure budgets previously provided to Buyer or those which do not individually exceed $500,000 or exceed, in the aggregate, $1,000,000; or (v) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 3.9 above. Notwithstanding the provisions of this Section 5.1, nothing herein shall limit the right of the Seller or the Companies to take any action necessary or appropriate to assure that the representations and warranties of Seller hereunder shall be true as of the Closing Date or take action otherwise permitted under any other provision of this Agreement.

November 1, 1995

         5.2 INSPECTION. From the date hereof until the Closing, Seller will give Buyer and its representatives (upon reasonable advance notice and during normal business hours) reasonable access to the Companies' properties, books, and records for the purpose of making preparations for the continued post-closing operation of the Companies, and Buyer will furnish to Seller and its representatives all such information and documents relating to Buyer as Seller may reasonably request. Each of the parties will treat, and will cause its representatives to treat, all information that is received under this
Section 5.2, if not in the public domain, as Confidential Information in accordance with Section 5.20 and the Confidentiality Agreement.

         5.3 ACCESS TO RECORDS. Except as provided in Section 5.4(i) below, Buyer shall cause each Company to retain its books and records as they physically exist on the Closing Date for a period of five (5) years (or such longer time period as typically maintained by similar companies or as may be required by law), from the Closing Date. Seller shall have access to such books and records on reasonable notice during normal business hours for any reasonable and necessary purpose; provided that to the extent Seller's request for access is made in connection with, or contemplation of, any litigation between Seller and Buyer (or involving any of the Companies), Seller's right to obtain such access shall be solely governed by the discovery provisions of the applicable rules of civil procedure. If Seller desires copies of any such books and records during or after such retention period, it shall notify Buyer and will be permitted to nave copies or make copies of such books and records, provided that Seller bears the costs and expenses of such copying.

         5.4     TAX MATTERS.

                 (a) Tax Sharing Agreements. Any Tax or Income Tax sharing agreement between Seller and its Affiliates (including the Ultimate Parent) and any of the Companies is terminated as of the Closing Date and will have no further effect for any taxable year (whether the current year, a future year, or a past year).

                 (b) Tax and Income Tax Returns for Periods Through the Closing Date. Seller will be responsible to prepare and file all Tax and Income Tax Returns, and to pay all Taxes and Income Taxes for the Companies (or the affiliated, combined or unitary group to which they now or previously belong) through the Closing Date with respect to all periods ending on or before the Closing Date. Seller and/or Ultimate Parent will include the income of the Companies (including any deferred income triggered into taxable income by Treas. Reg. Section 1.1502-13 and Treas. Reg. Section 1.1502-14 and any Excess Loss Accounts taken into income under Treas. Reg. Section 1.1502-19) on the consolidated federal Income Tax Return of the Ultimate Parent for all periods through the Closing Date and pay any Income Taxes attributable to such income. The Companies will furnish Income Tax information to Ultimate Parent for inclusion in the consolidated federal Income Tax Return of the Ultimate Parent for the period which includes the Closing Date in accordance with the Companies' past custom and practice. Seller and Ultimate Parent will allow the Buyer an opportunity to review and comment upon such Income Tax

November 1, 1995

Returns (including any amended Income Tax Returns) to the extent that they relate to the Companies. The income of the Companies will be allocated to the period up to and including the Closing Date and the period after the Closing Date by closing the books of the Companies as of the end of the Closing Date. To the extent possible under applicable law, Seller and/or Ultimate Parent will file all Income Tax Returns for the Companies for the period up to and including the Closing Date by using a short tax year that ends on the Closing Date, and Seller and/or Ultimate Parent shall pay all Income Taxes shown as due on such Income Tax Returns.

                 (c) Audits. No party shall request a Tax or Income Tax audit of Seller, or the Companies, or of any Affiliate of Seller or any of the Companies, and Buyer shall not, without the prior written consent of Seller, extend any statute of limitations with respect to Taxes or Income Taxes owed by any of the foregoing entities. To the extent Buyer suffers or realizes an Income Tax Detriment as a result of Income Tax audit adjustments made after the Closing Date which pertain to the Companies for the periods up to or including the Closing Date, Seller shall pay to Buyer the value of such Income Tax Detriment within thirty (30) days of its determination. If Buyer and Seller are unable to agree on the value of an Income Tax Detriment, the dispute shall be submitted to the Accounting Firm, whose determination shall be binding.

                 (d) Carrybacks. Ultimate Parent will immediately pay to the Buyer any Income Tax refund (or reduction in Income Tax liability) resulting from a carryback of a post-acquisition Income Tax attribute of any of the Companies into the Ultimate Parent consolidated Income Tax Return, when such refund or reduction is realized by the Affiliated Group. Ultimate Parent will cooperate with the Companies in obtaining such refunds (or reduction in Income Tax liability), including through the filing of amended Income Tax Returns or refund claims. The Buyer agrees to indemnify and hold harmless Ultimate Parent for any Income Taxes resulting from the disallowance of such post-acquisition Income Tax attributes on audit or otherwise.

                 (e) Retention of Carryovers. Ultimate Parent will not elect to retain any net operating loss carryovers or capital loss carryovers of the Companies under Treas. Reg. Section 1.1502-20(g).

                 (f) Tax Returns and Foreign Income Tax Returns for Periods Beginning Before and Ending After the Closing Date. With respect to all Tax Returns and Income Tax Returns (but specifically excluding federal, state and local Income Tax Returns) for periods ending after the Closing Date but relating to periods preceding the Closing Date (including without limitation, all state and local Tax Returns for sales, use, payroll, withholding, employment, excise, property, intangible and franchise taxes), Buyer shall be responsible for causing the Companies to prepare and file such Tax Returns, and the Companies shall be responsible for making any required payments with respect to such Tax Returns and shall hold Seller harmless from and against any such required payments. Seller will cause the estimated

November 1, 1995
amount of such Tax liabilities through the Closing Date to be properly accrued by the Companies and such amounts shall be reflected on the Closing Balance Sheet.

                 (g) Refunds. Any refunds or credits of Income Taxes attributable to a pre-Closing Tax period for which Ultimate Parent or Seller is liable for Income Taxes under Section 5.4(b) shall be for the account of Ultimate Parent or Seller, as applicable.

                 (h) Reimbursement for Income Tax Benefit. If any Adverse Consequences for Income Taxes arise for which Seller has agreed to hold Buyer harmless pursuant to paragraph (b) above, and if the adjustment giving rise to such Adverse Consequences results in an Income Tax Benefit to Buyer or Companies for any period after the Closing, Buyer or Companies, after receipt of such benefit, will promptly pay to Seller the value of such Income Tax Benefit, but only to the extent the aggregate of such adjustments exceeds $500,000. If Buyer and Seller are unable to agree on the value of an Income Tax Benefit, the dispute shall be submitted to the Accounting Firm, whose determination shall be binding.

                 (i) Maintenance of Records and Assistance. Ultimate Parent and Buyer shall each maintain (or, in the case of Buyer, cause the Companies to maintain) the books and records that relate to any Tax Return or Income Tax Return of a Company or any consolidated return of Ultimate Parent for a period of not less than seven years following the filing date of such Tax Return or Income Tax Return or consolidated return, shall thereafter give the other party at least 30 days' notice of its intention to destroy any such records and shall, at the other party's request and expense, to the extent such records relate to a Company, turn over any such records to the other party instead of destroying them. As soon as practicable after a request by Seller or Buyer ("Requesting Party"), Seller or Buyer, as the case may be (the "Delivering Party"), shall deliver to the Requesting Party such information and data and make available such knowledgeable persons employed at the time of the request by the Delivering Party as the Requesting Party may reasonably request, in order to enable the Requesting Party to complete and file all Tax Returns or Income Tax Returns which it is required to file with respect to the activities or assets of a Company or to respond to audits by any taxing authorities with respect to such activities or assets. The Delivering Party's obligation under this paragraph to permit the Requesting Party access to and to review the foregoing materials is conditioned upon the Requesting Party's execution of a reasonable confidentiality agreement with respect thereto, together with an undertaking that such access and review are requested solely for the purposes described in this Section 5.4.

                 (j) Notice. If Buyer or a Company becomes aware of any assessment, official inquiry, examination or proceeding that could result in an official determination with respect to any Tax or Income Tax for which Seller could be liable pursuant to this Agreement, Buyer shall promptly so notify Seller in writing. If Seller becomes aware of any official inquiry,

November 1, 1995
examination or proceeding that could result in an official determination with respect to any Tax or Income Tax for which Buyer or a Company could be liable pursuant to this Agreement, Seller shall promptly so notify Buyer in writing.

         5.5     FILING UNDER HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF
                 1976.

                 (a) General. Seller and Buyer acknowledge that the transactions contemplated by this Agreement require filings with the FTC and the Antitrust Division under the Antitrust Improvements Act.

                 (b) Filings. Seller and Buyer shall each promptly file with the FTC and the Antitrust Division the notifications and reports required to be filed pursuant to the Antitrust Improvements Act and shall undertake in good faith to file promptly any supplemental information which may be requested in connection therewith, which notifications and reports compiled and filing of supplemental information will comply, in all material respects with the requirements of such Antitrust Improvements Act. Seller and Buyer shall each furnish the other with such information as either may reasonably request to make such filings.

                 (c) Appeal. In the event that the Antitrust Division brings suit seeking to prevent or restrain the transactions contemplated by this Agreement or in the event the FTC issues a complaint or petitions a court to enjoin the transactions contemplated by this Agreement, then Seller and Buyer shall jointly determine whether to appeal or contest an adverse decision or action of the FTC or the Antitrust Division or terminate this Agreement without further liability or obligation to the Parties, except that the obligations contained in Sections 9.8 and 9.9, the second sentence of Section 5.2, and Section 5.20 shall survive such termination.

         5.6 CHEMICAL BANK FINANCING. The Stock and substantially all of the Companies' Assets are subject to Liens held pursuant to the Chemical Agreements which Seller shall cause to be released at the Closing. Seller also shall cause Chemical to deliver a written confirmation that following such release of Liens the Companies will have no liabilities to Chemical as of the Closing.

         5.7 OUTSTANDING LETTERS OF CREDIT. Buyer shall replace, as of the Closing, outstanding letters of credit issued for the benefit of the Companies based on the credit, or at the risk, of Seller or its Affiliates (other than the Companies). With respect to those letters of credit Buyer is unable to replace as of Closing, Buyer shall deliver at Closing a letter of credit (or cash) in the amount of such outstanding letters of credit as security; Seller will allow for a reduction in such letters of credit (or return cash to Buyer) if after the Closing Date the requirement to provide such letters of credit is reduced or eliminated. With respect to letters of credit provided relating to the self-insured retention referenced in Section 5.12(a) hereof, Buyer shall provide to Seller a letter of credit in an amount equal to the balance sheet reserves of Seller, specific to the Companies, with respect to such retention, as of the date immediately prior

November 1, 1995
to the Closing Date, with such other terms as are contained in the letters of credit provided by Seller (or its Affiliates) to its insurance carriers.

         5.8     REPAYMENT OF INTERCOMPANY DEBT.  Except as set forth in
Schedule 5.8(a), or as otherwise contemplated by this Agreement, concurrent with or prior to the Closing, the entire amount of Debt owed by any Company to the Seller and/or its Affiliates shall be deemed to constitute a capital contribution of Seller to Amerace and the entire amount of Debt owed by the Seller and/or its Affiliates to any Company, outstanding on the Closing Date, shall be cancelled and/or forgiven without the further payment of any money in connection therewith. Notwithstanding the foregoing, Intercompany payables owed by the Companies to Seller and/or its Affiliates for goods or services provided in the Ordinary Course of Business through the Closing Date and as set forth in Schedule 5.8(b) shall not be cancelled at the Closing and shall be reflected on the Closing Balance Sheet and the foregoing provisions shall not be applicable to any obligations relating to Taxes or Environmental Laws which shall be governed by the provisions of Sections 5.4 and 5.22 hereof. Certain other obligations of the nature set forth on Schedule 5.8(b) may be incurred after the Closing Date, and such obligations shall not be reflected on the Closing Balance Sheet.

         5.9 CASH AND CASH EQUIVALENTS. The parties acknowledge that Buyer is not relying upon the existence of any Cash held by the Companies (or by other entities in which the Companies hold interests) as of the Closing and agrees that Seller may cause the Companies (or such other entities) to transfer to Seller, prior to the Closing, all or a portion of the Cash (subject to the provisions of Section 5.1(i)). Buyer agrees to fund Companies' outstanding checks drawn on domestic accounts as of the Closing Date, as they are presented for payment and the accounts payable on the Closing Balance Sheet shall include the amount of such outstanding checks.

         5.10    PENSION AND SAVINGS PLAN.

                 (a) Seller shall cause the trustee of the Savings Plan to transfer, to the trustee of a qualified defined contribution plan maintained by the Buyer or an entity which is treated as a single employer with the Buyer pursuant to Section 414(b), (c) or (m) of the Code ("Buyer Affiliate"), either currently existing or hereinafter established by the Buyer or a Buyer Affiliate (the "Transferee Savings Plan"), in cash or in marketable securities acceptable to the Buyer, the entire value of each Transferred Employee's accounts under the Savings Plan as determined under the provisions of the Savings Plan. "Transferred Employee" means each employee of a Company on the Closing Date who is a participant in the Savings Plan. Unless otherwise agreed by Seller and the Buyer, the transfer shall occur within ninety (90) calendar days after the Buyer obtains and presents to Seller a determination letter issued by the Internal Revenue Service evidencing that the Transferee Savings Plan is qualified under the applicable provisions of the Code, or evidence reasonably satisfactory to Seller that an application for a determination letter for the Transferee Savings Plan has been filed with the Internal Revenue Service prior to the end of the applicable remedial amendment period, or other evidence satisfactory to Seller that the

November 1, 1995

Transferee Savings Plan is qualified under the applicable provisions of the Code. Such evidence of qualification shall be provided by the Buyer within sixty (60) days of the Closing Date.

                 (b) After the transfers described above, none of the Seller, its ERISA Affiliates, nor the Savings Plan shall have any liability or obligation to pay or otherwise provide to the Transferred Employees any benefits accrued or provided for under the Savings Plan, and the Buyer shall assume full liability for such benefits; provided that the Buyer shall have no liability whatsoever for any failure by Seller, its employees, agents or affiliates to operate the Savings Plan on a qualified basis in compliance with the terms of the plan and applicable law prior to the Closing Date. All Transferred Employees shall cease active participation in the Savings Plan as of the Closing Date.

                 (c) The Transferee Savings Plan (i) shall provide that all benefits transferred to such plans pursuant to Sections 5.10(a) shall remain fully vested; and (ii) shall recognize the service with the Companies of the Transferred Employees who participated in the Savings Plan immediately prior to the Closing Date for eligibility and vesting purposes under the Transferee Savings Plan.

                 (d) Prior to the Closing, each Company shall pay to the trustee of the Savings Plan all required Employer and Employee Contributions of such Company to the Savings Plan for all calendar months ending twenty (20) days or more prior to the Closing Date. Within forty-five (45) days after the Closing, each Company shall pay to the trustee of the Savings Plan all required Employer and Employee Contributions to the Savings Plan for any calendar month ending less than twenty (20) days prior to the Closing Date and for the calendar month in which the Closing Date occurs. For purposes of this paragraph, the Employee Contributions shall be those amounts withheld or required to be withheld from employees' compensation for the period prior to and including the Closing Date, and Employer Contributions shall be the Employer Contributions that would be required to be made with respect to such Employee Contributions.

                 (e) The Parties agree that after the Closing Date the Companies shall have no liability with respect to any unpaid contributions to the Cash Balance Plan.

         5.11    CONSENTS, RELEASES.  Prior to or at the Closing, Seller shall:
(i) obtain the release of all Liens in the Stock and other Assets of the Companies securing Debts of Seller or any Affiliate (other than a Company) of Seller (including, without limitation Liens held by lenders pursuant to the Chemical Agreements); and (ii) use commercially reasonable efforts to obtain such Material consents or waivers from third parties necessary to consummate the transactions contemplated hereunder as are set forth in Schedule 5.11.

November 1, 1995

         5.12    RESPONSIBILITY FOR INSURANCE COVERAGE.

                 (a) Liability and Workers Compensation Insurance. Some or all of the Companies are insured parties under current general liability, products liability, auto liability, employers' liability and workers' compensation insurance policies of Seller or its Affiliates other than a Company (a "Seller Insured Entity") as set forth on Schedule 5.12(a), which provide coverage on an "occurrence" basis during the applicable policy period (the "Current Insurance"). As between Seller Insured Entity and a Company, Seller Insured Entity shall be responsible and liable for all claims associated with occurrences prior to the Closing of a category or type subject to coverage under the Current Insurance but only to the extent, it (or a third party on its behalf) actually receives insurance proceeds or protection relating thereto (a "Covered Claim"). To the extent such Covered Claim is subject to a deductible or self-insured retention, or the liability exceeds the proceeds received, or such insurance proceeds are not otherwise available, the applicable Company shall be responsible and liable for said amount and shall reimburse Seller Insured Entity within thirty (30) days of receipt of a request for reimbursement, with interest accruing at the rate of 10% per annum for payments not received within such thirty (30) day period. In the event Seller determines to enter into a "buy-out agreement" with an insurance carrier pursuant to which Seller pays consideration to eliminate the deductible or self-insured retention with respect to all or a portion of a particular policy period, then Seller shall notify Buyer of its intention to enter into such transaction and the terms thereof. Buyer shall have thirty (30) days from the receipt of such notice to elect to participate in such transaction by irrevocably agreeing to pay its portion of the consideration paid by Seller.
If Buyer elects not to so participate, it will continue to be charged pursuant to this Section 5.12(a) as though such buy- out transaction had not occurred.

                 (b) Seller Insured Entity or its insurer shall have sole right to assume and conduct the defense of any Covered Claims; provided however that in the event a Covered Claim could result in liability to any Company in an amount exceeding $5,000, any decisions with respect to disposition of the claim shall be made on a joint basis by Seller and Buyer, and Buyer shall have the right to participate in the defense of such claim at its own expense. Seller Insured Entity shall not be obligated to Buyer for any legal or other expenses incurred with respect to the defense of Covered Claims. Buyer shall cause the Companies to cooperate in the defense of the Covered Claims and to provide records and other information necessary or appropriate to such defense, as requested by Seller Insured Entity or its insurer. Buyer shall not take any action, or omit to take any action, which may materially adversely affect the availability of insurance coverage with respect to Covered Claims. At the Closing, the Seller will provide Buyer with a Certificate of Insurance for all Current Insurance of the Seller.

         5.13 TRANSFER TAXES. Seller agrees to pay any documentary, stock transfer, or other similar taxes, if any, and any other transfer taxes, if any, imposed by reason of this transaction.

November 1, 1995

         5.14 FINANCING. Buyer shall use commercially reasonable efforts to fulfill any conditions contained in any third party financing commitments intended to satisfy Buyer's obligations hereunder.

         5.15 NOTICES OF DEVELOPMENTS. Each Party will give prompt written notice to the others of any Material adverse development of which it has Knowledge causing a breach of any of its own representations and warranties contained in this Agreement. No disclosure by any Party pursuant to this
Section 5.15, however, shall be deemed to amend or supplement the Schedules hereto or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant, except as provided in Section 8.5 hereof.

         5.16 EXCLUSIVITY. The Seller will not (and the Seller will not cause or permit any of the Companies to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets of, any of the Companies (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Seller will not vote its Stock of Amerace in favor of any such acquisition structured as a merger, consolidation, or share exchange.

         5.17 TITLE INSURANCE. Within ten (10)business days after execution of this Agreement, the Seller will cause the Companies to deliver to Buyer the most current version in their possession, if any, of a title insurance policy and survey for each parcel of Real Property that any of the Companies owns, other than the Real Property located in Stillwater, Oklahoma and Crawford County, Ohio. To the extent reasonably requested by Buyer, Seller will provide prior to Closing updated title insurance policies (including all endorsements requested by Buyer) and surveys with respect to such owned Real Property, other than the Real Property located in Stillwater, Oklahoma and Crawford County, Ohio. The cost of such title insurance policies and surveys shall be shared equally by Seller and Buyer.

         5.18 LITIGATION SUPPORT. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, audit, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any of the Companies, each Party will cooperate with the other and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

November 1, 1995

         5.19    TRANSITION.      The Seller will take no action that is
designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any of the Companies from maintaining the same business relationships with the Companies after the Closing as it maintained with the Companies prior to the Closing, except for those relationships maintained by the Companies indirectly through Seller or its Affiliates (other than a Company) which are not intended to survive the Closing. The Seller will refer all customer inquiries relating to the Business of the Companies to the Buyer from and after the Closing.

         5.20 CONFIDENTIALITY. The Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event that the Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provision of this Section 5.20. If, in the absence of a protective order or the receipt of a waiver hereunder the Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Seller may disclose the Confidential Information to such tribunal; provided, however, that the Seller shall use its reasonable best efforts to obtain, at the reasonable request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate. The foregoing provision shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure. Notwithstanding the foregoing, nothing herein shall require Seller to return or destroy, or prevent Seller from using, any Confidential Information required by it in order to perform any obligation, or defend against any liability, of the Companies retained pursuant to the terms hereof, by operation of law, or otherwise.

         5.21    COVENANT NOT TO COMPETE.

                 (a) Seller agrees that, during the period beginning on the Closing Date and ending on the fifth anniversary thereof (the "Non-Competition Period"), Seller will not, and will use its best efforts to cause Seller's Subsidiaries not to, directly or indirectly, or by or through any other Person, whether as a shareholder, partner, joint venturer or, consultant, engage or invest in, or consult with or to, any business which directly competes with the Business in the United States or in any other geographic area in which the Companies conduct business as of the date hereof or as of the Closing Date; provided, however, that ownership or acquisition by the Seller and its Subsidiaries of an aggregate (calculated for the Seller and its Subsidiaries, collectively) of less than five percent (5%) of the outstanding stock of any publicly traded company shall not in itself constitute a violation of this Section 5.21(a); and, provided, further,

November 1, 1995
that nothing herein shall restrict the right of Seller or its Subsidiaries to own an interest in (including an interest constituting control) or engage in any other relationship with any Person, provided no more than ten percent (10%) of the revenues of such Person are generated from businesses which directly compete with the Business.

                 (b) Seller agrees that during the period beginning on the Closing Date and ending on the second anniversary of the Closing Date, Seller will not Knowingly, and will use its best efforts to cause Seller's Subsidiaries not to, directly or indirectly, solicit or hire any key employee of the Companies, assist in the solicitation or hiring of such key employee by any other Person, or encourage any such key employee to terminate his or her employment with the Companies.

                 (c) Seller acknowledges and agrees that, (i) it regards the restrictions contained in Sections 5.20 and 5.21 as reasonable and designed to provide the Buyer with limited, legitimate and reasonable protection against subsequent diminution of the value of the Companies attributable to any actions of any Seller or any of its Subsidiaries contrary to such covenants and (ii) because the legal remedies of the Buyer may be inadequate in the event of a breach of, or other failure to perform, any of the covenants and obligations set forth in Sections 5.20 and 5.21, the Buyer may, in addition to obtaining any other remedy or relief available to them (excluding consequential, indirect and exemplary damages), obtain specific enforcement of Sections 5.20 and 5.21 and other equitable remedies. Seller also acknowledges and agrees that no breach by the Buyer of, or other failure by the Buyer to perform, any of the covenants or obligations of the Buyer under this Agreement or otherwise shall relieve such Seller of any of its obligations under Sections 5.20 and 5.21.

                 (d) If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.21 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

         5.22    ENVIRONMENTAL ASSESSMENT PROTOCOL; WAIVER.

                 (a) During the period after the date hereof and ending not later than November 30, 1995, or such other date as is agreed to in writing by the Seller, Buyer may conduct environmental Site assessments and Environmental Laws compliance audits (collectively, "Environmental Assessment") of the Real Property of the Companies and the operations of the Companies at each such Site in accordance with the provisions of the Environmental Assessment Protocol as set forth on Schedule 5.22.

November 1, 1995

                 (b) Excepting only the specific contractual remedies provided in this Agreement, Buyer hereby forever waives and releases Seller from any and all claims, causes of action or remedies that Buyer may no have or hereafter acquire against Seller, whether under any statute, ordinance, regulation, theory or principle of common law or otherwise, for any Environmental Liabilities arising from or related to conditions or past practices on any properties currently owned or operated or previously owned or operated by any of the Companies (including any subsidiaries, divisions or operating units of the Companies), including, without limitation, any claims under any Environmental Laws.

         5.23    MEDICAL BENEFITS; RETIREE WELFARE BENEFIT COVERAGE.

                 (a) Medical Insurance. Buyer acknowledges that employees of the Companies shall be ineligible to participate in any employee welfare benefit plans maintained by Seller or its ERISA Affiliates after the Closing and agrees that none of Seller, its ERISA Affiliates or any employee welfare benefit plan (within the meaning of Section (3)(1) of ERISA) maintained by Seller or its ERISA Affiliates shall be liable for any claim incurred by an employee of the Companies after the Closing, and the Company shall bear all such liability, if any. For purposes of the preceding sentence, a claim shall be deemed incurred when the service which results in such claim is rendered, irrespective of when the illness or injury giving rise to such services, was first contracted or incurred.

                 (b) Retiree Welfare Benefits. Buyer acknowledges and agrees that it is assuming as of the Closing Date all liability related to retiree welfare benefits under the Employee Benefit Plans described in Schedule 3.17(a) for current or future retirees of the Companies, including retirees of Amerace's predecessor entities or of businesses or companies previously owned by a Company. Buyer agrees that none of Seller, its ERISA Affiliates or any employee welfare benefit plan (within the meaning of Section (3)(1) of ERISA) maintained by Seller or its ERISA Affiliates shall have any liability related to retiree welfare benefits under the Employee Benefit Plans described in
Schedule 3.17(a) to which a current or future retiree of a Company, or of Amerace's predecessor entities or of businesses or companies previously owned by a Company may become entitled after the Closing Date. This Section 5.23(b) is not intended to create any third-party beneficiary rights in any Persons not a party to this Agreement.

         5.24 SCHEDULES. As soon as reasonably practicable following the execution of this Agreement and at least ten (10) days prior to the Closing, Seller shall deliver to Buyer all Schedules required by this Agreement.

             ARTICLE VI - CONDITIONS TO OBLIGATIONS OF THE PARTIES

         6.1 CONDITIONS TO OBLIGATIONS OF BUYER. All obligations of Buyer under this Agreement with respect to the Closing are subject to the fulfillment of each of the following conditions:

November 1, 1995

                 (a) Each and every representation and warranty of Seller contained in this Agreement shall be true in all Material respects as of the Closing Date.

                 (b) Seller shall have performed and complied in all Material respects with all covenants required by this Agreement to be performed or complied with by it prior to or at the Closing.

                 (c) No Action shall be pending before any Governmental Authority which presents a substantial risk of the restraint or prohibition of the transactions contemplated by this Agreement or the incurrence of Material damages in connection therewith, or which might adversely affect the right of the Buyer to own the Stock and control Amerace and its Subsidiaries, or otherwise adversely affect the right of any of the Companies to own their respective assets and operate their businesses (and no such Governmental Order shall be in effect).

                 (d) The "waiting period" (as defined under the Antitrust Improvements Act), shall have expired or been terminated.

                 (e) Since June 30, 1995, there shall not have occurred any Material Adverse Effect with respect to the Companies.

                 (f) All consents and approvals required under the terms of the Chemical Agreements with respect to the transaction contemplated by this Agreement shall have been received and all Liens on the Stock or Assets of any Company created or existing under the terms of the Chemical Agreements shall have been (or concurrent with the Closing shall be) released.

                 (g) The results of Buyer's completed Environmental Assessment shall be satisfactory to Buyer.

                 (h) Buyer shall have received the Schedules required to be delivered by Seller pursuant to this Agreement, and such Schedules shall be in form and substance acceptable to Buyer.

                 (i) The Board of Directors of Buyer shall have approved the Buyer's execution, delivery and performance of this Agreement.

         6.2 CONDITIONS TO OBLIGATIONS OF SELLER. All of the obligations of Seller hereunder with respect to the Closing are subject to the fulfillment of each of the following conditions:

                 (a) Each and every representation and warranty of Buyer contained in this Agreement shall be true in all Material respects as of the Closing Date.

November 1, 1995

                 (b) Buyer shall have performed or complied in all Material respects with all covenants required by this Agreement to be performed or complied with by it prior to or at Closing.

                 (c) No Action shall be pending before any Governmental Authority which presents a substantial risk of the restraint or prohibition of the transactions contemplated by this Agreement or the obtaining of Material damages in connection therewith (and no such Governmental Order shall be in effect).

                 (d) The "waiting period" (as defined under the Antitrust Improvements Act), shall have expired or been terminated.

                 (e) All consents and approvals required under the terms of the Chemical Agreements with respect to the transaction contemplated by this Agreement shall have been received and all Liens on the Stock or Assets of the Companies created or existing under the terms of the Chemical Agreements shall have been (or concurrent with the Closing shall be) released.

                 (f) Amerace shall have reassumed those environmental obligations of the Companies previously assumed by Eagle Environmental Management, Inc. pursuant to the terms of that certain Subscription Agreement dated July 22, 1994.

                 (g) The results of Buyer's completed Environmental Assessment shall be satisfactory to Seller.

                 (h) Seller and/or the Companies shall have taken the actions described in Schedule 6.2(h) hereof.

                 (i) The Board of Directors of Seller shall have approved the Seller's execution, delivery and performance of this Agreement.

         6.3     NON-FULFILLMENT OF CONDITIONS.

                 (a) This Agreement may be terminated at any time prior to the Closing:

                          (i)     by mutual written consent of Buyer and
         Seller; or

                          (ii) by Buyer by written notice to Seller if any of the conditions set forth in Section 6.1 hereof shall not have been fulfilled on or prior to the Closing and shall not have been waived in writing by Buyer, subject to the right of Seller to delay the Closing for not more than thirty (30) days in order to satisfy such conditions; or

November 1, 1995

                          (iii) by Seller by written notice to Buyer if any of the conditions set forth in Section 6.2 hereof shall not have been fulfilled on or prior to the Closing and shall not have been waived in writing by Seller subject to the right of Buyer to delay the Closing for not more than thirty (30) days in order to satisfy such conditions; or

                          (iv) by either Seller or Buyer, by written notice to the other, if the Closing has not occurred, for any reason whatsoever, on or before December 31, 1995.

                 (b)      If this Agreement is terminated by Buyer pursuant to
Section 6.3(a)(ii) or (iv) hereof, or by Buyer and Seller pursuant to Section 6.3(a)(i) hereof, all further obligations of the parties hereunder shall terminate, except that the obligations contained in this Section 6.3(b), Sections 9.8 and 9.9, the second sentence of Section 5.2, and Section 5.20 shall survive said termination, and nothing herein will eliminate the right of Buyer to seek the remedy of specific performance.

                 (c)      If this Agreement is terminated by Seller pursuant to
Section 6.3(a)(iii) or (iv) hereof, or by Buyer and Seller pursuant to Section 6.3(a)(i) hereof, all further obligations of the parties hereunder shall terminate, except that the obligations contained in this Section 6.3(c), Sections 9.8 and 9.9, the second sentence of Section 5.2, and Section 5.20 shall survive said termination, and nothing herein will eliminate the right of Seller to seek damages or other remedies for breach of this Agreement.

                             ARTICLE VII - CLOSING

         7.1 TIME, DATE AND PLACE OF CLOSING. The transaction which is the subject of this Agreement shall be closed on December 15, 1995 at 9:00 a.m., or such earlier date as shall be ten (10) days after delivery of all required Schedules, if the waiting period under the Antitrust Improvements Act has expired or been terminated, or on such other date and time as the parties shall mutually agree upon in writing. The Closing shall take place at the offices of Buyer's counsel in Chicago, Illinois.

         7.2 DELIVERIES BY SELLER AT CLOSING. At the Closing, Seller will deliver to Buyer the following documents:

                 (a) Share certificates representing all of the Stock, duly endorsed for transfer to Buyer or with separate stock transfer powers duly endorsed by Seller for transfer of the Stock to Buyer.

                 (b) Certificates of the Secretary of State of Delaware, and of the respective States (or other jurisdictions) of incorporation of each of the other Companies, evidencing the corporate good standing of Seller and the Companies.

November 1, 1995

                 (c) Such releases and other documents as are necessary to evidence the release of Liens which secure Debt of Seller or its Affiliates (other than a Company) (including those Liens in favor of Chemical) on the Stock and the Assets of the Companies.

                 (d) The minute book, stock records and corporate seal of each Company, to the extent in existence and available.

                 (e) Resignations of all members of the Board of Directors of the Companies, to be effective as of the Closing.

                 (f) The opinion of Rosenberg & Liebentritt, P.C., counsel for Seller, in a form acceptable to Buyer and its counsel.

                 (g) A certificate of Seller, executed by a duly authorized officer of Seller, certifying that the conditions set forth in
Section 6.1 have been satisfied.

                 (h) A copy of a resolution of Seller's Board of Directors certified by Seller's Secretary as having been duly adopted and being in full force and effect, authorizing Seller's execution and performance of this Agreement.

                 (i) Consents referred to on Schedule 3.3 and such other consents as are necessary to avoid terminations, defaults or penalties under the Contracts disclosed pursuant to Section 3.6; provided that except for consents referred to on Schedule 3.3 which shall be delivered at Closing, no such consent will be required for any Contract if the failure to obtain such consent would not have a Material Adverse Effect upon of the applicable Company.

                 (j) The Ultimate Parent Guaranty in a form mutually acceptable to the Seller and Buyer, executed by a duly authorized officer of Ultimate Parent.

                 (k) Such other documents as may be reasonably requested by Buyer in connection with the Closing of the transactions contemplated by this Agreement, all in form and substance reasonably satisfactory to Buyer.

         7.3 DELIVERIES BY BUYER AT CLOSING. At the Closing, Buyer will deliver to Seller:

                 (a)      A bank wire transfer in the amount required by
Section 2.1 hereof.

                 (b) The opinion of McBride Baker & Coles, counsel for Buyer, in a form acceptable to Seller and its counsel.

November 1, 1995

                 (c) A copy of a resolution of Buyer's Board of Directors certified by Buyer's Secretary as having been duly adopted and being in full force and effect, authorizing Buyer's execution and performance of this Agreement.

                 (d) A certificate of Buyer, executed by a duly authorized officer of Buyer, certifying that the conditions set forth in Section 6.2 have been satisfied.

                 (e) The letters of credit (or cash) required pursuant to the provision of Section 5.7 hereof.

                 (f) Such other documents as may be reasonably requested by Seller in connection with the Closing of the transactions contemplated by this Agreement, all in form and substance reasonably satisfactory to Seller.

         7.4 ADDITIONAL ACTION TO BE TAKEN AT CLOSING. At the Closing, the following parties will take the following actions:

                 (a) Buyer shall pay the Receivables Purchase Price to Bank of America, as Trustee, as contemplated in the Receivables Sale Agreement.

                         ARTICLE VIII - INDEMNIFICATION

         8.1 SURVIVAL. The representations, warranties and covenants of the Parties in this Agreement and in any other, certificates and documents delivered in connection therewith shall survive the Closing and continue in effect notwithstanding any investigation by or on behalf of either Party as set forth below. The indemnification obligations of Seller contained in Section
8.2 shall terminate as to any claim of inaccuracy or breach by Seller of which Buyer shall not have given notice to Seller on or before twenty-four (24) months from the Closing Date or, in the case of representations made pursuant to Section 3.19 or with respect to the indemnification obligations contained in
Section 8.2(iv), the fifth anniversary of the Closing Date; provided however that notwithstanding the foregoing in the case of all claims relating to (i) fraud by Seller for the period prior to and including the Closing, and (ii) all claims relating to Taxes or Income Taxes, such claims may be brought until the date which is 30 days after the expiration of the applicable statute of limitations after giving effect to all tolling periods or extensions to such applicable statutes of limitations available at, or imposed by, law or equity or agreed to by Seller. The indemnification obligations of Buyer contained in
Section 8.3 shall terminate as to any claim of inaccuracy or breach by Buyer of which Seller shall not have given notice to Buyer on or before twenty-four (24) months from the Closing Date. All covenants of the Parties that are to be performed at or prior to the Closing shall terminate at Closing. All covenants of the Parties that are to be performed after Closing shall continue and expire in accordance with their respective terms. The date on which the respective periods of survival specified above terminate are each referred to as a "Cutoff Date", provided that any claim with respect to the breach of

November 1, 1995
any representation or warranty which would otherwise terminate after the Cutoff Date shall survive until the final adjudication or settlement of any such matter if notice of any inaccuracy or breach thereof, including a reasonably detailed description of such alleged inaccuracy or breach, shall have been given in writing to Buyer or Seller, as the case may be, on or prior to the Cutoff Date, and further provided that the representations and warranties set forth in Section 3.1, 3.2, 3.3, 3.4, 4.1, 4.2 and 4.3 shall continue without limit as to time.

         8.2     INDEMNIFICATION OF BUYER.

                 Except as otherwise provided in this Article 8, Seller shall indemnify and hold harmless Buyer, its officers, directors, employees, stockholders, agents and Affiliates from and against, and shall reimburse such parties for, any Adverse Consequences arising from or related to any of the following: (i) any breach of or inaccuracy in any representation or warranty made by or on behalf of Seller in this Agreement (including, without limitation, the Schedules hereto) or in any document, instrument or certificate delivered pursuant hereto; or (ii) any breach or violation of any covenant or agreement made by or on behalf of Seller in this Agreement (including, without limitation, the Schedules hereto) or in any document, instrument or certificate delivered pursuant hereto; or (iii) any state of facts or condition relating to Seller or any of its Affiliates (other than the Companies or their predecessor entities), whether before, at or after the Closing; or (iv) (A) the presence on or before the Closing Date of Hazardous Materials on, in, or under properties formerly, but not as of the Closing Date, owned or operated by any of the Companies (including by any former subsidiaries, divisions or operating units of the Companies); or (B) the presence at off-site facilities of Hazardous Materials which were generated by (or which otherwise originated at) any of the Companies (including at any former subsidiaries, divisions or operating units of the Companies) prior to the Closing Date at properties formerly, but not as of the Closing Date, owned or operated by any of the Companies (including by any former subsidiaries, divisions or operating units of the Companies); or (C) the presence on or before the Closing Date of Hazardous Materials on, in or under properties currently (i.e., as of the Closing Date) owned or operated by any of the Companies; or (D) the presence at off-site facilities of Hazardous Materials which were generated by (or which otherwise originated at) any of the Companies (including at any former subsidiaries, divisions or operating units of the Companies) prior to the Closing Date at properties currently (i.e., as of the Closing Date) owned or operated by any of the Companies. Seller shall be responsible for all Adverse Consequences claimed for any breach of any representation or warranty herein, or indemnification with respect thereto pursuant to clauses (i) or (ii) above, only after such time and to the extent that the aggregate amount of such Adverse Consequences claimed for all of such breaches, calculated after taking into account the net amount of any recovery or benefit described in Section 8.4(b) below ("Buyer's Net Claim"), exceeds $1,500,000. Seller shall be responsible for all Adverse Consequences resulting from the matters referenced in clause (iv) (A) or (B) above, only after such time and to the extent that

November 1, 1995

Buyer's Net Claim with respect thereto exceeds $1,500,000. Seller shall be responsible for all Adverse Consequences resulting from the matters referred to in clause (iv) (C) or (D) above only after such time and to the extent that Buyer's Net Claim with respect thereto exceeds $2,000,000; provided, however that Buyer and Seller shall each be responsible for fifty percent (50%) of Buyer's Net Claim in excess of $2,000,000 but less than $7,000,000, and provided, further that Buyer shall be solely responsible for Buyer's Net Claim resulting from such matters in excess of $7,000,000 in the aggregate. Except as otherwise provided in this Agreement to the contrary, (A) Buyer shall not be entitled to indemnification from Seller with respect to any Adverse Consequences to the extent that the amount of such item is reflected or reserved against in the Closing Balance Sheet, (B) only when Buyer's Net Claim pursuant to clauses (i) or (ii) above exceeds $1,500,000 (or exceeds the other amounts specified above with respect to clause (iv)) shall Buyer be entitled to indemnification from Seller pursuant to such clauses, and then only to the extent of Buyer's Net Claim in excess of $1,500,000, (or in excess of such other amounts specified above with respect to clause (iv)) and (C) under no circumstances shall the aggregate amount of payments made by Seller pursuant to clauses (i), (ii) or (iv) above exceed $22,000,000. Furthermore, Buyer shall not be entitled to indemnification for any Adverse Consequences claimed for any breach of any representation or warranty herein which is asserted after the Cutoff Date. Notwithstanding anything in this Section 8.2 to the contrary, none of the indemnification obligations of Seller with respect to Adverse Consequences which relate to (x) matters referred to in clause (iii) above, (y) Income Taxes, or (Z) any obligations relating to the Purchase Price adjustment provided for in Section 2.3, are subject to, or limited by, the dollar limitations referred to above, and Seller shall be responsible for all such Adverse Consequences and any Purchase Price adjustment required to be paid by Seller from the first dollar of liabilities or adjustment, as applicable. Notwithstanding anything in this Section 8.2 to the contrary, Seller's obligations under Section 8.2(iv) shall not apply to (i) any Disclosed Environmental Matters set forth in Schedule 3.19, (ii) any Identified Environmental Matters identified by Buyer pursuant to the Environmental Protocol set forth in Schedule 5.22, or (iii) any matter for which Buyer may assert a claim against Seller for the breach of a representation or warranty under Section 8.2(i), above (i.e., if Buyer may assert a claim against Seller for a breach of a representation or warranty under Section 8.2(i), above and/or assert a claim against Seller under this Section 8.2(iv), Buyer shall only assert a claim against Seller under Section 8.2(i), above).


         8.3 INDEMNIFICATION OF SELLER. Except as otherwise provided in this Article 8, Buyer shall indemnify and hold harmless Seller, its officers, directors, employees, stockholders, agents and Affiliates from and against, and shall reimburse such parties for any Adverse Consequences arising from or related to any of the following: (i) any breach of or inaccuracy in any representation or warranty made by or on behalf of Buyer in this Agreement (including, without limitation, the Schedules hereto) or in any document, instrument or certificate delivered pursuant hereto; or (ii) any breach or violation of any covenant or agreement made by or on behalf of Buyer in this Agreement (including, without limitation, the Schedules hereto) or in any document, instrument or certificate delivered pursuant hereto; or (iii) any state of facts or condition relating to the Companies or their predecessor entities following the Closing, provided such Adverse Consequences do not relate to any matter for which the Buyer is entitled to

November 1, 1995
indemnification from Seller under the provisions of Section 8.2 or would have been entitled to indemnification but for the conditions contained in Section
8.2 that the aggregate of Buyer's Net Claim must exceed $1,500,000 and be less than $22,000,000. Buyer's obligation to indemnify Seller pursuant to Section 8.3(iii) above shall include, without limitation, those Actions of the Companies listed on Schedule 8.3(iii) hereto which include as party defendants Seller, or Affiliates of Seller other than the Companies, which Actions relate to the Companies (the "Company Actions"). Buyer shall be responsible for all Adverse Consequences claimed for any breach of any representation or warranty herein, or indemnification with respect thereto pursuant to clauses (i) or (ii) above, only after such time and to the extent that the aggregate amount of such Adverse Consequences claimed for all of such breaches, calculated after taking into account the net amount of any recovery or benefit described in Section 8.4(b) below ("Seller's Net Claim"), exceeds $1,500,000. Except as otherwise provided in this Agreement to the contrary, (A) only when Seller's Net Claim exceeds $1,500,000 shall Seller be entitled to indemnification from Buyer pursuant to clauses (i) or (ii) above, and then only to the extent of Seller's Net Claim in excess of $1,500,000, and (B) under no circumstances shall the aggregate amount of payments made by Buyer pursuant to clauses (i) or (ii) above exceed $22,000,000. Furthermore, Seller shall not be entitled to indemnification for any Adverse Consequences claimed for any breach of any representation or warranty herein which is asserted after the Cutoff Date. Notwithstanding anything in this Section 8.3 to the contrary, the indemnification obligations of Buyer with respect to Adverse Consequences which relate to (x) matters referred to in clause (iii) above or (y) any obligations relating to the Purchase Price adjustment provided by Section 2.3, are not subject to, or limited by, the dollar limitations referred to above, and Buyer shall be responsible for all such Adverse Consequences and any Purchase Price adjustment required to be paid by Buyer from the first dollar of liabilities or adjustment, as applicable.

         8.4 TERMS OF INDEMNIFICATION. The indemnification obligations set forth in this Article 8 are subject to the following:

                 (a) Notification of Claim. Promptly after the assertion of any claim by a third party or occurrence of any event which may give rise to a claim for indemnification from a party obligated to indemnify another party (the "Indemnitor") under this Article 8, the party seeking indemnity hereunder (an "Indemnitee") shall notify the Indemnitor in writing of such claim, with reasonable particularity, and, with respect to claims by third parties, advise the Indemnitor whether the Indemnitee intends to contest same. Buyer hereby acknowledges receipt of notice from Seller satisfying the requirements of this
Section 8.4(a) regarding the Company Actions.

                 (b) Recoveries. The Indemnitee shall be deemed to have suffered an Adverse Consequence for which the Indemnitor shall be liable for indemnification only to the extent that the Indemnitee has not received any recovery or benefit with respect thereto from any third party, person or entity (including without limitation insurance benefits, recoveries under any counterclaims or set-off, or Income Tax Benefits obtained as a result of such Adverse Consequence); and if the Indemnitee received such a recovery or benefit after receipt of payment

November 1, 1995
of a loss, then the amount of such recovery or benefit (but not exceeding the amount of such payment), net of reasonable expenses incurred in obtaining the recovery or benefit shall be paid to the Indemnitor. Each Indemnitee shall diligently pursue such recover of any such insurance benefits counterclaims, setoffs or Income Tax Benefits. Without limiting the foregoing, in the event that a claim or benefit is created in connection with the occurrence of an Adverse Consequence which has not been collected or otherwise enjoyed by the Indemnitee at the time payment with respect to the Adverse Consequence is made, the Indemnitee shall assign such benefit or claim to the Indemnitor as a condition to the payment of such Adverse Consequence, or, if such claim or benefit is not assignable under applicable laws, the Indemnitee shall attempt in good faith to collect such claim or benefit.

                 (c) Defense. With respect to any third party claim or Action that could give rise to indemnity under this Agreement, the Indemnitor shall be entitled to assume the defense thereof, and after notice from the Indemnitor to the Indemnitee of its election so to assume the defense thereof, the Indemnitor shall not be liable to the Indemnitee under the foregoing indemnity agreement for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof. Any party which receives notice of a claim for indemnification may agree to assume the defense thereof conditional upon the final determination of its indemnification obligation, and any such assumption of defense shall not prejudice its right to contest its indemnification obligation. Regardless of which Party is controlling the defense of any claim that could give rise to indemnity under this Agreement, (i) both the Indemnitor and Indemnitee shall act in good faith and (ii) no settlement of such claim may be agreed to without the written consent of the Indemnitor, which consent shall not be unreasonably withheld, or, in the case the settlement requires actions, forbearance or payments by Indemnitee, without the consent of such Indemnitee (as to such matters) which consent shall not be unreasonably withheld. The controlling party shall deliver, or cause to be delivered, to the other party copies of all correspondence, pleadings, motions, briefs, appeals or other written statements relating to or submitted in connection with the defense of any such claim, and timely notices of any hearing or other court proceeding relating to such claim. Parties shall mutually agree regarding the ongoing defense of Company Actions handled by insurance carriers.

         8.5 LIMITATION OF REMEDY. In the event that, after the date hereof but prior to the Closing Date, either party shall discover and disclose in writing to the other party (the "Receiving Party") notice of any fact, circumstance or event (a "Disclosed Matter") which either currently results or with the passage of time could result, in a breach of any representation, warranty or covenant of the disclosing party hereunder, then the sole remedy of the Receiving Party upon receipt of such notification shall be to exercise its rights of termination, if applicable, pursuant to Section 6.3(a) of this Agreement if such Disclosed Matter has not been remedied on or before the Closing; provided, however, if such rights of termination are available but not exercised by the Receiving Party, under no circumstances shall the Receiving Party be entitled to seek indemnification under this Article 8 following the Closing with respect to such Disclosed Matter.

November 1, 1995

         8.6 EXCLUSIVE REMEDY. From and after the Closing Date, the indemnification provided in this Article 8 shall constitute the sole and exclusive remedy of the Parties with respect to the breach of any representation, warranty, or covenant of any Party under this Agreement except as may be otherwise expressly provided in Section 8.5 or otherwise in this Agreement.

         8.7 SECURITY FOR SELLER'S INDEMNIFICATION OBLIGATIONS. In order to secure its indemnification obligations under this Agreement, at the Closing Seller at its sole expense will provide Buyer with a guaranty of Ultimate Parent in the form mutually acceptable to Buyer and Seller (which shall provide for alternative security in the form of a letter of credit in the event the net worth of Ultimate Parent is substantially reduced) ("Ultimate Parent Guaranty"). The Ultimate Parent Guaranty shall expire (i) with regard to indemnification obligations for a breach of a representation, warranty or covenant contained in Sections 3.13 or 5.4 pertaining to Taxes or Income Taxes, upon the expiration of the applicable Tax or Income Tax statute of limitations; provided that the term of such guaranty shall be extended to cover the period of any extension of any applicable Tax or Income Tax statute of limitations (whether initiated by Seller, its Affiliates or the Companies (but in the last case, only if extended with the consent of Seller or its Affiliates) or effected through the assessment of Tax or Income Tax, the delivery of any notice of deficiency concerning Tax or Income Tax, or otherwise by operation of applicable law) with respect to periods prior to or including the Closing Date;
(ii) with respect to indemnification obligations for a breach of a representation, warranty or covenant contained in Section 3.19 or the indemnification obligations contained in Section 8.2 (iv), on the fifth (5th) anniversary of the Closing Date and, (iii) with respect to any other indemnification obligations of Seller, twenty-four (24) months following the Closing Date.

         Notwithstanding the above to the contrary, if at the time the Ultimate Parent Guaranty referred to above (or any portion thereof) is to expire and Seller or Ultimate Parent has received notice of an indemnification claim with respect to such portion, the term of the applicable portion of the Ultimate Parent Guaranty shall be extended until such time as the claim for indemnification has been determined. The aggregate obligations of Ultimate Parent under clauses (ii) and (iii) above shall not exceed $22,000,000.


                           ARTICLE IX - MISCELLANEOUS

         9.1 NOTICES. Any notices hereunder shall be in writing and shall be deemed to have been given and received when delivered by hand or by telecopy or other facsimile transaction, or the first business day after sent by overnight courier with instructions for next day delivery (such as Federal Express):

November 1, 1995

         If to Seller:            Eagle Industrial Products Corporation
                                  c/o Eagle Industries, Inc.
                                  Two North Riverside Plaza
                                  Suite 1100
                                  Chicago, Illinois 60606
                                  Attention:       Gus J. Athas
                                                   Senior Vice President and
                                                   General Counsel

         with a copy to:          Rosenberg & Liebentritt, P.C.
                                  Two North Riverside Plaza
                                  Suite 1515
                                  Chicago, Illinois  60606
                                  Attention:       Alisa M. Singer, Esq.

         If to Buyer:             Thomas & Betts Corporation
                                  1555 Lynnfield Road
                                  Memphis, Tennessee  38119
                                  Attention:       Jerry Kronenberg, Esq.

         with copies to:          McBride Baker & Coles
                                  500 West Madison Street
                                  40th Floor
                                  Chicago, Illinois  60661
                                  Attention:       Anne Hamblin Schiave, Esq.

or at such other address or addresses as the parties may from time to time specify by notice in writing to the other parties, given in the manner provided in this Section.

         9.2 SEVERABILITY. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision.

         9.3 ASSIGNMENT. Neither this Agreement nor any interest hereunder shall be assigned or transferred by Seller or Buyer. Notwithstanding the foregoing, the rights and obligations of Seller under this Agreement may be assigned after the Closing Date to any Person who shall concurrently acquire all or substantially all of the assets of Seller and shall assume Seller's obligations hereunder. Subject to the foregoing, this Agreement shall inure to the benefit of and shall be binding upon Seller and Buyer and their respective, permitted successors and assigns.

         9.4 ENTIRE AGREEMENT. This Agreement and the Confidentiality Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and may be modified only by instruments signed by both of the parties hereto. Any and all prior or collateral representations, promises and conditions in connection with the subject matter hereof and any representations, promise or condition not incorporated herein or made a part hereof, in each case other than the Confidentiality Agreement, shall not be binding upon either party. This Agreement cannot be modified, or amended except by a written instrument signed by both Parties.

         9.5 DOCUMENTS. Each party will execute all documents and take such other actions as the other party may reasonably request in order to consummate the transactions provided for herein and to accomplish the purposes of this Agreement. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         9.6 THIRD PARTIES. Nothing in this Agreement is intended to confer any right or remedy under or any reason of this Agreement on any person other than the Parties and their respective successors and assigns.

         9.7 GOVERNING LAW. This Agreement shall be construed and governed in accordance with the laws of the State of Illinois, without regard to principles of conflicts of law. The Parties acknowledge the State of Illinois to be the proper venue for any Action brought to enforce the rights of any Party hereunder.

         9.8 EXPENSES. Each Party hereto shall pay its own expenses and costs incurred in connection with the negotiation and consummation of this Agreement and the transactions contemplated hereby; except that Seller shall be responsible for and pay all applicable sales, transfer, documentation, use, filing and other taxes and fees (other than income taxes) that may become due and payable as a result of the sale, transfer and delivery of the Stock, whether levied on Buyer, Seller or the Company.

         9.9 BROKERAGE. Seller and Buyer represent that they have not dealt with any brokers in connection with this transaction with the exception of Smith Barney Inc., whose fee Seller agrees to pay, and Morgan Stanley, Inc., whose fee Buyer agrees to pay. Seller and Buyer shall indemnify and hold the other harmless from and against any and all claims of all other brokers and finders, claiming by, through or under said party and in any way related to this Agreement, including, without limitation, attorneys' fees in connection with such claims.

         9.10 SCHEDULES. The Schedules attached to this Agreement are incorporated herein and shall be part of this Agreement for all purposes. Disclosures made in any one Schedule shall be deemed to apply to all other Schedules relating to similar subject matter and having a similar intended disclosure purpose.

         9.11 PRESS RELEASES. Neither Seller nor Buyer shall issue any press release regarding the execution of this Agreement or the consummation of the transactions contemplated hereby without the prior written consent of the other. Notwithstanding the foregoing, either Party may

November 1, 1995
issue, upon prior consultation with the other Party, such press releases as the issuing Party's legal counsel deems required by the Securities Exchange Act of 1934, other state or federal securities laws or by the rules of any exchange upon which the issuing party's securities may be listed.

         9.12 CAPTIONS. Section and subsection headings are included herein, or in any Exhibit or Schedule hereto, for convenience or reference only and shall not constitute a part of this Agreement for any other purpose or be given substantive effect.

         9.13 COUNTERPARTS. This Agreement may be executed in various counterparts, each of which shall be deemed an original and all of which together shall constitute a single instrument.

                            ARTICLE X - DEFINITIONS

         For purposes of this Agreement, any amendments hereto and any Exhibit or Schedule hereto, and in addition to terms defined elsewhere, herein, the following terms shall have the following meanings except as otherwise expressly provided or the context shall otherwise require:

         10.1    CERTAIN DEFINITIONS.

                 "Action" shall mean any written claim, action, cause of action or suit (in contract or tort or otherwise), arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

                 "Adverse Consequences" shall mean any and all losses, damages, injuries, deficiencies, demands, obligations, liabilities, awards (including, without limitation, awards of punitive or treble damages or interest but excluding indirect or consequential damages), assessments, amounts paid in settlement, judgments, orders, decrees, fines, penalties, and other sanctions, costs and expenses (including, without limitation, reasonable legal costs and expenses and costs and expenses of collection) and shall include any Income Taxes paid or payable as a result of the receipt of an indemnification payment or a payment under the Ultimate Parent Guaranty hereunder, net of any Income Tax Benefits resulting from the Adverse Consequence which is the subject of the indemnification payment.

                 "Affiliate" means with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person. For purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by" and "under common control with") means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or otherwise.

November 1, 1995

                 "Affiliated Group" shall mean any affiliated group within the meaning of Code Sec. 1504.

                 "Agreement" means this Agreement and all Schedules and Exhibits hereto, as the same may be amended from time to time.

                 "Americans With Disabilities Act" shall mean The Americans With Disabilities Act of 1990 and the rules and regulations promulgated thereunder, or any similar state or local law, rule or regulation.

                 "Antitrust Division" shall mean the Antitrust Division of the Department of Justice.

                 "Antitrust Improvements Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

                 "Area(s) of Environmental Concern" shall mean any area(s) on, in, under, beneath, or approximately about the property in question which has
(have) been impacted in any way by Hazardous Materials so as to likely give rise to Environmental Liabilities.

                 "Business" shall mean the businesses of the Companies as such businesses are currently conducted.

                 "Buyer" shall mean Thomas & Betts Corporation.

                 "Cash" shall mean as of any date of determination, cash and cash equivalents on deposit in domestic and foreign accounts.

                 "Cash Balance Plan" shall mean the Eagle Industrial Products Corporation Cash Balance Pension Plan.

                 "Chemical" shall mean Chemical Bank, as Administrative Agent and Citicorp North America, Inc. as Collateral Agent.

                 "Chemical Agreements" means the Amended and Restated Credit Agreement dated as of October 28, 1994 among Seller, Chemical Bank as Administrative Agent, Citicorp North America, Inc. as Collateral Agent and the various lender parties thereto and all related agreements, instruments and documents.

                 "Closing" means the closing of the transaction contemplated by this Agreement as provided in Article 7 hereof.

November 1, 1995

                 "Closing Balance Sheet" shall mean the unaudited Combining Balance Sheet of Amerace and its Subsidiaries as of the Closing Date prepared in accordance with Sections 2.3 and 3.8.

                 "Closing Date" means the date of Closing.

                 "Code" shall mean the Internal Revenue Code of 1986, as amended.

                 "Company" or "Companies" shall mean Amerace and each of its Subsidiaries (excluding Excluded Subsidiaries and the Joint Ventures).

                 "Company Material Adverse Effect" shall mean with respect to any Company, any adverse change or effect on the business, operations, assets or condition, financial or otherwise, of such Company or of any division or business operating unit of such Company, which if considered either singly or together with all other adverse changes and effects with respect to which this phrase is used in the Agreement with respect to such Company or any division or business operating unit of such Company, is material to such Company or any division or business operating unit of such Company.

                 "Compensation", as applied to any Person, shall mean all salaries, compensation, remuneration or bonuses of any character, and medical, surgical, dental, hospital, disability, unemployment, retirement, pension, vacation, severance, insurance or fringe benefits of any kind, or other payments or benefits of any kind whatsoever made or provided directly or indirectly by or on behalf of the Company to such Person or members of the immediate family of such Person.

                 "Confidential Information" means any information of a proprietary nature concerning the businesses and affairs of the Companies that is not already generally available to the public.

                 "Confidentiality Agreement" means that certain Confidentiality Agreement by and between Eagle Industries, Inc. and Buyer entered into prior to the date of this Agreement.

                 "Contractual Obligation" shall mean, with respect to any Person, any binding and enforceable executory contract, agreement, deed, mortgage, lease, license, indenture, commitment, undertaking, arrangement or understanding, written or oral, or other document or agreement, including, without limitation, any document or instrument evidencing or otherwise relating to any Debt but excluding the Charter and By-laws of such Person, to which or by which such Person is a party or otherwise subject or bound or to which or by which any property or right of such Person is subject or bound.

November 1, 1995

                 "Debt" of any Person shall mean all obligations of such Person
(i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred and paid in the Ordinary Course of Business), (iv) under capital leases, or (v) in the nature of Guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

                 "Deferred Intercompany Transaction" has the meaning set forth in Treas. Reg. Section 1.1502-13.

                 "Distribution" shall mean, with respect to any equity security issued by any Person, (i) the declaration or payment of any dividend on or in respect of any equity security; (ii) the purchase, redemption or other retirement of any equity security, directly or indirectly through an Affiliate or otherwise; and (iii) any other distribution on or in respect of any shares of any class of such capital stock or beneficial interest or other equity security.

                 "Eagle" shall mean Eagle Industries, Inc. a Delaware corporation.

                 "Eagle Employee" shall refer to those directors, officers and employees of Eagle or any Affiliate of Eagle (other than a Company) which are currently also directors or officers of a Company, which latter position is to terminate as of the Closing Date.

                 "Employee Benefit Plan" means any (a) Pension Plan, including any multi-employer plan within the meaning of Section 3(37) of ERISA, (b) Welfare Plan, or (c) other plan, program or arrangement for the benefit of any employee, director, consultant or agent of a Company (whether pursuant to contract, arrangement, custom or understanding), that does not constitute an "employee benefit plan" within the meaning set forth in Section 3(3) of ERISA, including, without limitation, any retirement or deferred compensation plan, incentive compensation plan, stock option plan, stock plan, unemployment compensation plan, or vacation pay, severance pay or bonus arrangement.

                 "Enforceable" shall mean, with respect to any Contractual Obligation, that such Contractual Obligation is the legal, valid and binding obligation of the Person in question, substantially enforceable against such Person in accordance with its terms.

                 "Environmental Assessment Protocol" shall mean the principles set forth on Schedule 5.22.

                 "Environmental Law(s)" shall mean any and all Legal Requirements relating to the protection of the environment, including without limitation, Legal Requirements regulating air pollution, water pollution, noise control, wetlands, water courses, natural resources, wildlife, Hazardous Materials, or any other activities or conditions which impact or relate to the environment, or the protection of human health from exposure to Hazardous Materials.

November 1, 1995

Environmental Laws shall include, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), the Resource Conservation and Recovery Act ("RCRA"), the Clean Air Act, the Water Pollution Control Act, the Emergency Planning and Community Right to Know Act ("EPCRA"), the Oil Pollution Act, and the Toxic Substances Control Act ("TSCA"), the Occupational Safety and Health Act ("OSHA")(but only with respect to the provisions which address the protection of human health from exposure to Hazardous Materials), and various analogous state laws and local laws.

                 "Environmental Liabilities" means any and all liabilities, written claims or demands, assessments, obligations, asserted causes of action, legal orders, damages, losses, costs, expenses, injuries, or judgments arising out of, relating to, or resulting from the presence, generation, use, handling, transport, recycling, reclamation, disposal, treatment, storage, or Release of any Hazardous Materials, or the failure or alleged failure to comply with any Environmental Law. Environmental Liabilities include any necessary cost of investigation, remediating, removing, or disposing of any Hazardous Materials, any required medical monitoring of or treatment to persons exposed or allegedly exposed to such Hazardous Materials, and other related and necessary costs or expenses, including without limitation, reasonable attorney's and consultant's fees and reasonable disbursements.

                 "Equipment" shall mean all of the tangible personal property other than inventory included in the Assets.

                 "ERISA" shall mean the federal Employee Retirement Income Security Act of 1974 or any successor statute, and the rules and regulations thereunder, and in the case of any referenced section of any such statute, rule or regulation, any successor section thereto, collectively and as from time to time amended and in effect.

                 "Excess Loss Account" has the meaning set forth in Treas. Reg. Section 1.1502-19.

                 "Excluded Subsidiaries" shall mean those Subsidiaries of Amerace set forth in Schedule 10.1(A) hereof.

                 "FTC" shall mean the Federal Trade Commission.

                 "GAAP" means generally accepted accounting principles, as defined by the United States Financial Accounting Standards Board (i) with respect to the Closing Balance Sheet, as of June 30, 1995, or (ii) with respect to any other financial statement referred to herein, as of the respective dates of such financial statement.

                 "Governmental Authority" shall mean any U.S. federal, state or local or any foreign government, governmental authority, regulatory or administrative agency, governmental

November 1, 1995
commission, court or tribunal (or any department, bureau or division thereof) or any arbitral body.

                 "Governmental Order" shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

                 "Guarantee" shall mean any of the following entered into by a Company which shall survive the Closing and which relates to a Person which is not a Company (i) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Debt of any other Person, (ii) any other arrangement whereby credit is extended to one obligor on the basis of any promise or undertaking of another Person (A) to pay the Debt of such obligor,
(B) to purchase any obligation owed by such obligor, (C) to purchase or lease assets (other than inventory in the Ordinary Course of Business) under circumstances that would enable such obligor to discharge one or more of its obligations, or (D) to maintain the capital, working capital, solvency or general financial condition of such obligor, and (iii) any liability as a general partner of a partnership or as a venturer in a joint venture in respect of Debt of such partnership or venture.

                 "Hazardous Materials" shall mean (i) oil or other petroleum products; (ii) "hazardous wastes" as defined by RCRA or any similar Environmental Law; (iii) "hazardous substances" as defined by CERCLA or any similar Environmental Law; (iv) "hazardous materials" as defined by the federal Hazardous Materials Transportation Act or any similar state or local law, regulation, ordinance or order; (v) "pollutants" as defined by the federal Clean Water Act or Clean Air Act, or similar Environmental Laws; (vi) asbestos, PCBs, and other substances regulated by TSCA or any similar Environmental Laws;
(vii) "hazardous chemicals" as defined by OSHA's Hazard Communication Standard;
(viii) radioactive materials subject to the federal Atomic Energy Act or any similar state or local law, regulation, ordinance or order; and (ix) any other pollutant, contaminant, chemical, or substance defined or regulated as hazardous or toxic by an Environmental Law.

                 "Income Tax" shall mean any federal, state, local or foreign tax based on or measured by, income, estimated, alternative minimum, add-on minimum and environmental (including Code Section 59A), including, without limitation, all interest, penalties and additions with respect to any of the foregoing.

                 "Income Tax Benefit" shall mean, for Income Tax purposes, any reduction in taxable income, increase in tax deduction, increase in basis of assets, increase in tax credit, or any change in the character of income or deduction that results in a net decrease in Income Tax liability of Buyer or any of the Companies and shall be determined by including the net Income Taxes paid by reason of receipt of an indemnification payment or other reimbursement due hereunder relating to the Income Tax Benefit.

November 1, 1995

                 "Income Tax Detriment" shall mean for Income Tax purposes, any increase in taxable income, decrease in tax deduction, decrease in basis of assets, decrease in tax credit, or any change in the character of income or deduction that results in a net increase in the Income Tax liability of Buyer or any of the Companies, and shall be determined by including the net Income Tax paid by reason of the receipt of an indemnification payment or other reimbursement due hereunder or any payment due under the Ultimate Parent Guaranty, in each case related to the Income Tax Detriment.

                 "Income Tax Return" shall mean all consolidated or pro forma federal Income Tax returns, separate state, local or foreign Income Tax returns, claims for refund of Income Tax, and declarations of estimated Income Tax, or other statement relating to Income Tax and any schedule or attachments to any of the foregoing or amendments thereto.

                 "Intercompany" means, with respect to any transaction, obligation, agreement or account, a transaction, obligation, agreement or account between any one of the Companies and Seller or any of its Affiliates (other than one of the Companies).

                 "Joint Ventures" shall mean Euromold S.A., Fujimold Ltd., Taimold Electrical Ltd.

                 "Knowledge," "to the knowledge of", "to the best knowledge of", "Known" or other words or phrases of similar or correlative meaning used with reference to Seller or any Company means the current actual knowledge of those officers and employees of Seller and the Companies primarily responsible for supervision and management of financial, human resource and operational matters at each of the Seller and the Companies and the divisions or operating units of the Seller and the Companies (a true and complete list of such officers and employees is set forth as Schedule 10.1(B) hereto).

                 "Legal Requirement" shall mean any U.S. federal (including, without limitation, the Foreign Corrupt Practices Act), state or local or any foreign law, statute, ordinance, code, order, rule, regulation, promulgation, or any Governmental Order, or any license, franchise, consent, approval, permit or similar right granted under any of the foregoing, all as from time to time in effect.

                 "LIBOR" shall mean the effective London Interbank Offered Rate for deposits in United States dollars with maturity periods of one month, as published from time to time in the Wall Street Journal, Midwest Edition.

                 "Lien" shall mean any mortgage, pledge, lien, security interest, charge, claim, attachment, equity, encumbrance, restriction on transfer (or, in the case of capital stock, restrictions on the transfer or voting of such securities), conditional sale or other title retention device or arrangement (including, without limitation, a capital lease), transfer for the purpose

November 1, 1995
of subjection to the payment of any Debt, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom; provided, however, that the term "Lien" shall not include
(i) statutory liens for Taxes to the extent that the payment thereof is not in arrears or otherwise due, (ii) encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the use of real property if the same do not materially impair the use of such property in the Business as currently conducted, (iii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confirmed to the premises rented to the extent that no payment or performance under any such lease or rental agreement is in arrears or is otherwise due, (iv) deposits or pledges made in connection with, or to secure payment of, worker's compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements or other social security, (v) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, statutory or common law liens to secure claims for labor, materials or supplies and other like liens, which secure obligations to the extent that (A) payment of such obligations is not in arrears or otherwise due and (B) such liens do not and will not, individually or in the aggregate, have a Company Material Adverse Effect or materially affect the use of any Real Property, and (vi) restrictions on transfer of securities imposed by applicable state and federal securities laws.

                 The term "Material" shall be determined with reference to the purpose and intent of the particular provision without regard to a particular dollar amount or any dollar amount, provided, however, the Parties agree that "Material" shall be presumed to include, when used with reference to the items set forth below, any Amount in Issue equal to or greater than the Threshold Amount. "Threshold Amount" shall mean the lesser of (x) 5% of the earnings before interest and taxes for the year ended December 31, 1994 of the particular Company, as set forth in Schedule 10.1(C), or (y) $500,000. In determining the "Amount in Issue" with respect to the following items, the following principles shall apply: (i) with respect to a Contract, Contractual Obligation or other obligation, the Amount in Issue is the amount of the contracting party is obligated to pay or is committed to pay within one year, with regard to a Contractual Obligation or other obligation that cannot otherwise be canceled on 90 days' notice; (ii) with respect to an asset, property or right, the Amount in Issue is the replacement cost; (iii) with respect to a contingent obligation, the Amount in Issue is the reasonable estimate of the maximum amount of exposure; (iv) with respect to a contractual breach or default, the Amount in Issue is the amount obligated to be paid as a consequence of such breach or default; (v) with respect to a permit or license, the Amount in Issue is the cost of obtaining the permit or license; (vi) with respect to a Lien, the Amount in Issue is the cost to release the Lien; (vii) with respect to a risk, the Amount in Issue is the amount of loss or damages likely to result from the risk; (viii) with respect to a Legal Requirement, the Amount in Issue is the cost of compliance with the Legal Requirement; (ix) with respect to the term "Respects", the Amount in Issue is the dollar amount of deviation from complete accuracy; or (x) with respect to a loss or damage, the Amount in Issue is the cost to repair or replace.

November 1, 1995

                 "Material Adverse Effect" shall mean, with respect to any Person, any adverse change in or effect on the business, operations, assets or condition, financial or otherwise, of such Person (on a combined basis with such Person's Subsidiaries, if applicable or, in the case of any Company, on a combined basis with all other Companies) which, when considered either singly or together with all other adverse changes and effects with respect to which such phrase is used in this Agreement with respect to such Person, is material to such Person (on a combined basis with such Person's Subsidiaries, if applicable or, in the case of any Company, on a combined basis with all other Companies).

                 "Net Worth" shall mean the excess of the assets of Amerace and its Subsidiaries over the liabilities of Amerace and its Subsidiaries on a combining basis as set forth on the Closing Balance Sheet.

                 "Ordinary Course of Business" shall mean the ordinary course of Business generally consistent with past custom and practice, with such variations therefrom as may be appropriate (as determined in good faith by the Persons conducting such business) to respond to prevailing facts, circumstances and conditions.

                 "Parties" shall mean the Seller and the Buyer.

                 "PBGC" shall mean the Pension Benefit Guaranty Corporation.

                 "Pension Plan" means an employee pension benefit plan within the meaning of Section 3(2) of ERISA that is maintained or contributed to by a Company.

                 "Person" means and includes natural persons, corporations, limited liability companies, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof and their respective permitted successors and assigns (or in the case of a governmental person, the successor functional equivalent of such Person).

                 "Purchase Price" shall have the meaning ascribed to it in
Section 2.1, but shall take into account any adjustments pursuant to Section
2.2.

                 "Real Property" shall mean all of the real property and fixtures and other improvements constituting real property included in the Assets.

                 "Receivables Agreement" means the Receivables Sale Agreement to be entered into between Buyer and Bank of America, Illinois, as Trustee, and attached hereto as Exhibit 10.1(ee).

November 1, 1995

                 "Receivables Purchase Price" means an amount equal to the receivables purchase price payable to Bank of America, Illinois, as Trustee, pursuant to the Receivables Agreement.

                 "Release" shall mean any and all releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, dumping, and any other means by which any Hazardous Substances are introduced into or travel through the environment.

                 "Savings Plan" shall mean the Eagle Industrial Products Corporation Employee Savings Plan.

                 "Seller" shall mean Eagle Industrial Products Corporation, a Delaware corporation.

                 "Site" shall mean the Real Property and each other area of real property at any time owned or leased by the Company or any of its Subsidiaries or any predecessor entity or with respect to which the Company or any of its Subsidiaries or any predecessor entity was the operator.

                 "Subsidiary" shall mean any Person of which Amerace (or other specified Person) shall own directly or indirectly through a subsidiary, a nominee arrangement or otherwise at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or at least a majority of the partnership, joint venture or similar interests, or in which the Amerace (or other specified Person) is a general partner or joint venturer without limited liability, but shall not include any of the Joint Ventures.

                 "Tax" shall mean any (and in the plural "Taxes" shall mean all) gross receipts, franchise, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, profit, windfall profit, customs, duties, real property, personal property, capital stock, intangibles, social security, employment, unemployment, disability, payroll, license, employee, and other tax, withholding taxes, assessments, imposts, levies, and other charges of every kind and nature arising under or imposed by any Legal Requirement, including, without limitation, all interest, penalties and additions with respect to any of the foregoing, but excluding Income Taxes.

                 "Tax Return" shall mean all federal, state, local, and foreign Tax returns, Tax reports, claims for refund of Tax, and declarations of estimated Tax, or other statement relating to Taxes and any schedule or attachments to any of the foregoing or amendments thereto, but excluding Income Tax Returns.

                 "Ultimate Parent" means Great American Management and Investment, Inc., a Delaware corporation.

November 1, 1995

                 "Welfare Plan" means an employee welfare benefit plan within the meaning of Section 3(1) of ERISA that is maintained or contributed to by a Company.

         10.2 CERTAIN TERMS DEFINED IN TEXT. The following terms are defined in the Sections of the Agreement referenced below:

                                                             Section
                   Term                                     Reference
         -------------------------                         -----------
         "Accounting Firm"                                 Section 2.3(a)

         "Affiliate Relationships"                         Section 3.20

         "Amerace"                                         Recitals

         "Assets"                                          Section 3.7(a)

         "Buyer Affiliate"                                 Section 5.10(a)

         "Buyer's Net Claim"                               Section 8.2

         "Closing Balance Sheet"                           Section 2.3(a)

         "Company Action"                                  Section 8.3

         "Contract"                                        Section 3.6

         "Covered Claim"                                   Section 5.12(a)

         "Current Insurance"                               Section 5.12(a)

         "Cutoff Date"                                     Section 8.1

         "Delivering Party"                                Section 5.4(i)

         "Disclosed Environmental Matters"                 Section 3.19

         "Disclosed Matter"                                Section 8.5

         "ECRA"                                            Section 3.19(b)

         "ERISA Affiliate"                                 Section 3.17(b)

         "Financial Statements"                            Section 3.8

         "Identified Environmental Matters"                Schedule 5.22

         "Indemnitee"                                      Section 8.4


November 1, 1995

                                                              Section
                   Term                                      Reference
         ------------------------                          -------------
         "Indemnitor"                                      Section 8.4

         "Insurance Policies"                              Section 3.16

         "Intangibles"                                     Section 3.15

         "ISRA"                                            Section 3.19(b)

         "Leases"                                          Section 3.7(b)

         "Licenses"                                        Section 3.15

         "Non-Competition Period"                          Section 5.21

         "Objection Notice"                                Section 2.3(a)

         "Permits"                                         Section 3.11

         "Receiving Party"                                 Section 8.5

         "Reference Balance Sheet"                         Section 2.3(a)

         "Requesting Party"                                Section 5.4(i)

         "Seller Insured Entity"                           Section 5.12(a)

         "Seller's Net Claim"                              Section 8.3

         "Stock"                                           Recitals

         "Transferred Employee"                            Section 5.10(a)

         "Transferee Savings Plan"                         Section 5.10(c)

         "Ultimate Parent Guaranty"                        Section 8.7

         "Unlisted Intangibles"                            Section 3.15


                [SIGNATURE PAGE FOR NOVEMBER 1, 1995 AGREEMENT]


         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BUYER:                                SELLER:

Thomas & Betts Corporation            Eagle Industrial Products Corporation


By: /s/ Jerry Kronenberg              By: /s/ Gus J. Athas
   --------------------------------       -----------------------------------
   Jerry Kronenberg, Vice President       Gus J. Athas, Senior Vice President



ULTIMATE PARENT:

Great American Management & Investment, Inc.


By: /s/ Gus J. Athas
    ----------------------------------------
    Gus J. Athas, Senior Vice President
(Solely for the purpose of agreeing to
deliver the Ultimate Parent Guaranty and the
other specific undertakings and obligations
of Ultimate Parent contained in the above
Agreement)